Conformed Copy








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                           SWANK, INC.



                        CREDIT AGREEMENT


                  Dated as of December 22, 1992



                           $30,000,000



                    THE CHASE MANHATTAN BANK
                     (NATIONAL ASSOCIATION),
                            as Agent





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




                        TABLE OF CONTENTS



This Table of Contents is inserted for convenience of reference only and shall not constitute a part of the Agreement to which it is attached.

                                                             Page

Section 1.  Definitions and Accounting Matters . . . . . . . .  1

     1.01  Certain Defined Terms . . . . . . . . . . . . . . .  1
     1.02  Accounting Terms and Determinations . . . . . . . . 18

Section 2.  Commitments. . . . . . . . . . . . . . . . . . . . 19

     2.01  Loans . . . . . . . . . . . . . . . . . . . . . . . 19
     2.02  Letters of Credit . . . . . . . . . . . . . . . . . 20
     2.03  Borrowings. . . . . . . . . . . . . . . . . . . . . 24
     2.04  Changes of Commitments. . . . . . . . . . . . . . . 24
     2.05  Commitment Fee. . . . . . . . . . . . . . . . . . . 25
     2.06  Several Obligations; Remedies Independent . . . . . 25
     2.07  Notes . . . . . . . . . . . . . . . . . . . . . . . 25
     2.08  Use of Proceeds . . . . . . . . . . . . . . . . . . 26

Section 3.  Payments of Principal; Conversions . . . . . . . . 26

     3.01  Amortization. . . . . . . . . . . . . . . . . . . . 26
     3.02  Mandatory Prepayments . . . . . . . . . . . . . . . 27
     3.03  Optional Prepayments. . . . . . . . . . . . . . . . 29

Section 4.  Interest . . . . . . . . . . . . . . . . . . . . . 29

Section 5.  Payments; Pro Rata Treatment; Computations; Etc. . 30

     5.01  Payments. . . . . . . . . . . . . . . . . . . . . . 30
     5.02  Pro Rata Treatment. . . . . . . . . . . . . . . . . 30
     5.03  Computations. . . . . . . . . . . . . . . . . . . . 31
     5.04  Minimum and Maximum Amounts . . . . . . . . . . . . 31
     5.05  Non-Receipt of Funds by the Agent . . . . . . . . . 31
     5.06  Sharing of Payments, Etc. . . . . . . . . . . . . . 32

Section 6.  Yield Protection . . . . . . . . . . . . . . . . . 33

     6.01  Additional Costs Generally. . . . . . . . . . . . . 33
     6.02  Additional Costs in Respect of Letters of Credit. . 34

Section 7.  Conditions Precedent . . . . . . . . . . . . . . . 35

     7.01  Initial Extension of Credit . . . . . . . . . . . . 35
     7.02  Initial and Subsequent Extensions of Credit . . . . 38

Section 8.  Representations and Warranties . . . . . . . . . . 39

     8.01  Corporate Existence . . . . . . . . . . . . . . . . 39
     8.02  Financial Condition . . . . . . . . . . . . . . . . 39
     8.03  Litigation. . . . . . . . . . . . . . . . . . . . . 40
     8.04  No Breach . . . . . . . . . . . . . . . . . . . . . 40
     8.05  Corporate Action. . . . . . . . . . . . . . . . . . 40
     8.06  Approvals . . . . . . . . . . . . . . . . . . . . . 41
     8.07  Regulations U and X . . . . . . . . . . . . . . . . 41
     8.08  ERISA . . . . . . . . . . . . . . . . . . . . . . . 41
     8.09  Taxes . . . . . . . . . . . . . . . . . . . . . . . 41
     8.10  Subsidiaries, Etc.. . . . . . . . . . . . . . . . . 42
     8.11  Material Agreements; Licenses . . . . . . . . . . . 42
     8.12  Investment Company Act. . . . . . . . . . . . . . . 42
     8.13  Public Utility Holding Company Act. . . . . . . . . 43
     8.14  Hazardous Materials . . . . . . . . . . . . . . . . 43
     8.15  Accuracy of Information . . . . . . . . . . . . . . 45

Section 9.  Covenants. . . . . . . . . . . . . . . . . . . . . 46

     9.01  Financial Statements. . . . . . . . . . . . . . . . 46
     9.02  Taxes and Claims. . . . . . . . . . . . . . . . . . 51
     9.03  Insurance . . . . . . . . . . . . . . . . . . . . . 51
     9.04  Maintenance of Existence; Conduct of Business . . . 54
     9.05  Maintenance of and Access to Properties . . . . . . 54
     9.06  Compliance with Applicable Laws . . . . . . . . . . 54
     9.07  Litigation. . . . . . . . . . . . . . . . . . . . . 55
     9.08  Indebtedness. . . . . . . . . . . . . . . . . . . . 55
     9.09  Leverage Ratio. . . . . . . . . . . . . . . . . . . 55
     9.10  Tangible Net Worth. . . . . . . . . . . . . . . . . 56
     9.11  Current Ratio . . . . . . . . . . . . . . . . . . . 57
     9.12  EBIT/Interest Expense . . . . . . . . . . . . . . . 57
     9.14  Acquisitions; Mergers; Disposition of Assets. . . . 58
     9.15  Contingent Liabilities. . . . . . . . . . . . . . . 58
     9.16  Liens . . . . . . . . . . . . . . . . . . . . . . . 59
     9.17  Dividend Payments, Etc. . . . . . . . . . . . . . . 59
     9.18  Capital Expenditures. . . . . . . . . . . . . . . . 60
     9.19  Investments . . . . . . . . . . . . . . . . . . . . 60
     9.20  Transactions with Affiliates. . . . . . . . . . . . 61
     9.21  Actuals As Against 1993-1995 Plan . . . . . . . . . 61

Section 10.  Defaults. . . . . . . . . . . . . . . . . . . . . 62

     10.01  Events of Default. . . . . . . . . . . . . . . . . 62
     10.02  Collateral Account . . . . . . . . . . . . . . . . 66

Section 11.  The Agent . . . . . . . . . . . . . . . . . . . . 66

     11.01  Appointment, Powers and Immunities . . . . . . . . 66
     11.02  Reliance by Agent. . . . . . . . . . . . . . . . . 67
     11.03  Defaults . . . . . . . . . . . . . . . . . . . . . 67
     11.04  Rights as a Bank . . . . . . . . . . . . . . . . . 67
     11.05  Indemnification. . . . . . . . . . . . . . . . . . 68
     11.06  Non-Reliance on Agent and other Banks. . . . . . . 68
     11.07  Failure to Act . . . . . . . . . . . . . . . . . . 69
     11.08  Resignation or Removal of Agent. . . . . . . . . . 69
     11.09  Consents under Basic Documents . . . . . . . . . . 70
     11.10  Collateral Sub-Agents. . . . . . . . . . . . . . . 70
     11.11  Agency Fees. . . . . . . . . . . . . . . . . . . . 70

Section 12.  Miscellaneous . . . . . . . . . . . . . . . . . . 70

     12.01  Waivers. . . . . . . . . . . . . . . . . . . . . . 70
     12.02  Notices. . . . . . . . . . . . . . . . . . . . . . 71
     12.03  Expenses, Etc. . . . . . . . . . . . . . . . . . . 71
     12.04  Indemnification. . . . . . . . . . . . . . . . . . 72
     12.05  Amendments, Etc. . . . . . . . . . . . . . . . . . 72
     12.06  Successors and Assigns; Assignments and
              Participations . . . . . . . . . . . . . . . . . 73
     12.07  Survival . . . . . . . . . . . . . . . . . . . . . 75
     12.08  Captions . . . . . . . . . . . . . . . . . . . . . 75
     12.09  Counterparts . . . . . . . . . . . . . . . . . . . 75
     12.10  Governing Law. . . . . . . . . . . . . . . . . . . 75

     Schedule I    Material Agreements; Licenses
     Schedule II   Subsidiaries
     Schedule III  Hazardous Materials
     Schedule IV   1993 - 1995 Plan
     Schedule V    Existing Letters of Credit

     Exhibit A     Form of Revolving Credit Note
     Exhibit B     Form of Term Loan Note
     Exhibit C     Form of Compliance Certificate
     Exhibit D     Form of Borrowing Base Certificate
     Exhibit E-1   Form of Security Agreement
     Exhibit E-2   Form of FSC Security Agreement
     Exhibit F-1   Form of Mortgage (Connecticut)
     Exhibit F-2   Form of Mortgage (Massachusetts)
     Exhibit G     Form of Opinion of Counsel to Swank
     Exhibit H     Form of Opinion of Special New York Counsel to
                     Chase

          CREDIT AGREEMENT dated as of December 22, 1992 between:
SWANK, INC., a corporation duly organized and validly existing under the laws of the State of Delaware ("Swank"); each of the banks which is a signatory hereto (individually, a "Bank" and, collectively, the "Banks"); and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

          Swank has requested that the Banks extend credit to it in an aggregate amount not exceeding $30,000,000 to refinance existing indebtedness and for the working capital purposes of Swank and its Subsidiaries, and the Banks are prepared to extend such credit upon the terms hereof. Accordingly, the parties hereto hereby agree as follows:

          Section 1.  Definitions and Accounting Matters.

          1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

          "Affiliate" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing: no individual shall be deemed to be an Affiliate of a corporation solely by reason of his or her being an officer or director of such corporation; no Subsidiary of Swank shall be deemed to be an Affiliate of Swank or any other Subsidiary of Swank.

          "Applicable Margin" shall mean (a) with respect to Revolving Credit Loans, 2% per annum; and (b) with respect to Term Loans, 2% per annum; provided that, if the Leverage Ratio (determined as at the most recent December 31, commencing with December 31, 1992, for which financial statements shall have been delivered to the Banks pursuant to Section 9.01(b) hereof) shall be equal to any of the applicable amounts set forth in the schedule below, then the Applicable Margin otherwise specified in clause (a) or (b) above, for any day during the period commencing with the date of delivery (the "Delivery Date") of such financial statements as at the most recent December 31 to but not including the earlier of the date such financial statements as at the next following December 31 are delivered to the Agent or the date such financial statements are required to be delivered to the Agent pursuant to Section 9.01(b) hereto, shall be reduced by the percentage set forth in the schedule below opposite the relevant Leverage Ratio, except notwithstanding the foregoing, in the event that the Leverage Ratio at the June 30 immediately following said December 31 shall be greater than any of the applicable amounts set forth in the schedule below, then the Applicable Margin shall not be subject to the aforesaid reduction but shall revert to the percentages specified in clause (a) or
(b) above upon the date on which the financial statements as at said June 30 shall be delivered to the Banks, and provided further that in the event Swank shall fail to deliver to the Banks financial statements as at any December 31 or June 30 pursuant to said Section 9.01(a) or 9.01(b) by the date such financial statements are required to be delivered pursuant to said Section 9.01(a) or 9.01(b), then the Leverage Ratio (determined as aforesaid) shall, until such time as such financial statements are in fact delivered to the Banks, be deemed not to be equal to any of the amounts set forth in the schedule below and the Applicable Margin accordingly shall not be reduced.

      December 31               June 30
     Leverage Ratio          Leverage Ratio       Reduction

     less than or equal      less than or equal
     to 1.0 to 1             to 1.15 to 1        .50 of 1%

                             less than or equal
                             to 1.05 to 1
                             (for June 30, 1995) .50 of 1%

     less than or equal      less than or equal
     to .75 to 1             to .90 to 1         1%


          "Base Rate" shall mean for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 % of 1% or (b) the Prime Rate.

          "Basic Documents" shall mean this Agreement, the Notes, the Security Agreement, the FSC Security Agreement and the
Mortgages.

          "Borrowing Base" shall mean, as at any day of determination thereof, the sum of (i) 75% of the aggregate amount of Eligible Receivables at said date, plus (ii) the lesser of
(w) 50% of the aggregate amount of Eligible Inventory at said date or (x) during the months of January through April in any year, $4,000,000, during the months of May through October in any year, $11,000,000, and during the months of November and December in any year, $0, plus (iii) as to any real estate, machinery or equipment of Swank as to which Swank shall have delivered to the Banks an appraisal (which appraisal shall be updated annually) in form and substance, and by an appraisal firm having a level of experience and reputation, satisfactory to the Majority Banks, during the following respective years the following respective percentages of (y) the appraised value of any machinery and equipment covered by such appraisal: during 1993, 50%; during 1994, 37.50%; and during 1995, 0%; and (z) the appraised value of any real estate covered by such appraisal: during 1993, 75%; during 1994, 56.25%; and during 1995, 0% (the value of all such machinery and equipment being agreed on the date hereof to be $2,100,000, the value of all such real estate being agreed on the date hereof to be $2,250,000 as to Attleboro, Massachusetts and $4,800,000 as to Norwalk, Connecticut) plus (iv) the cost of any machinery or equipment acquired by Swank since the date of delivery of the most recent appraisal required hereby, minus the appraised value of any machinery or equipment retired during such fiscal year or exchanged therefor, provided, that if the cost of such machinery or equipment acquired by Swank exceeds $1,000,000, Swank shall, at the request of the Majority Banks, deliver to the Banks an updated appraisal.

          "Borrowing Base Certificate" shall mean a certificate of the chief financial officer of Swank appropriately completed, and in substantially the form of Exhibit D hereto.

          "Business Day" shall mean any day other than a day on which commercial banks are authorized or required to close in New
York City.

          "Capital Expenditures" shall mean any expenditure by Swank or any of its Subsidiaries (whether paid in cash or accrued as a liability, by way of the acquisition of the securities of any Person, the incurrence of Capital Lease Obligations or otherwise, or any obligations to make any such expenditure) in respect of the purchase or other acquisition of fixed or capital assets, excluding (i) normal replacements and maintenance which are properly charged to current operations in accordance with generally accepted accounting principles and (ii) expenditures made for purposes of replacing items with respect to which Swank has received insurance proceeds under an insurance policy described in clause (1) of Section 9.03 hereof, to the extent such expenditures do not exceed the aggregate amount of such proceeds.

          "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles (including such Statement No. 13).

          "Casualty Event" shall mean, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

          "Chase" shall mean The Chase Manhattan Bank (National
Association).

          "Closing Date" shall mean the date upon which the initial extension of credit hereunder is made.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Collateral Account" shall mean the collateral account established pursuant to Section 4.01 of the Security Agreement.

          "Commitment Percentage" shall mean, as to any Bank, the amount (expressed as a percentage) equal to the ratio of the Revolving Credit Commitment of such Bank to the aggregate amount of the Revolving Credit Commitments of all of the Banks.

          "Commitments" shall mean, collectively, the Revolving
Credit Commitments, and the Term Loan Commitments.

          "Compliance Certificate" shall mean the certificate, duly executed by the chief financial officer of Swank, appropriately completed, and in substantially the form of Exhibit
C hereto.

          "Debt and Equity Issuance" shall mean (a) the issuance or sale by Swank or any of its Subsidiaries after the Closing Date of (i) any notes or other securities evidencing Indebtedness, (ii) any capital stock, (iii) any warrants or options exercisable in respect of capital stock or (iv) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the issuing or selling Person or (b) the receipt by Swank or any of its Subsidiaries after the Closing Date of any capital contribution received (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Debt and Equity Issuance shall not include (w) any such issuance or sale by any Subsidiary of Swank to Swank, (x) any capital contribution by Swank to any Subsidiary of Swank, (y) the issuance of warrants or options to directors, officers or employees of Swank or any of its Subsidiaries, and any capital stock of Swank issued upon exercise of any such warrants or options, to the extent that the net cash consideration received in respect of such issuance or exercise during any fiscal year shall not exceed $250,000 in the aggregate or (z) the incurrence of Indebtedness permitted under
Section 9.08 hereof.

          "Debt Service" shall mean, for any period of four fiscal quarters, the sum of all payments of principal in respect of all Indebtedness of Swank and its Subsidiaries (other than Indebtedness in respect of the Revolving Credit Loans and Letter of Credit Liabilities) made during such period.

          "Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

          "Dividend Payment" shall mean, with respect to any capital stock of any Person, dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of, any shares of such stock, but excluding dividends payable solely in shares of common stock of such Person.

          "Dollars" and "$" shall mean lawful money of the United
States of America.

          "EBIT" shall mean, for any period, Net Income for such period determined before interest, taxes and extraordinary or unusual items on a consolidated basis for Swank and its Subsidiaries in accordance with generally accepted accounting principles.

          "EBT" shall mean for any period, EBIT for such period minus Interest Expense for such period.

          "Eligible Inventory" shall mean, as at any date of determination thereof, the sum of the following (determined without duplication):

          (a) the value (determined at the lower of cost or market) of all Inventory owned by (and in the possession or under the control of) Swank and located in a jurisdiction in the United States of America, other than Inventory located at any of the factory outlet stores owned by Swank (except the factory outlet store located at Taunton, Massachusetts), as to which appropriate Uniform Commercial Code financing statements have been filed naming Swank as "debtor" and the Agent as "secured party" (excluding however any such Inventory which has been shipped to a customer of Swank, including Processors referred to below, even if on a consignment or "sale or return" basis), plus

          (b) the value (determined at the lower of cost or market) of all Inventory being processed by third parties on behalf of Swank ("Processors"), but only to the extent that Swank shall have filed an appropriate Uniform Commercial Code financing statement in the respective jurisdiction in which such Inventory is located naming the Processor as "debtor", Swank as "secured party" and the Agent as "assignee" and delivered to the Agent an opinion of counsel satisfactory to the Agent to the effect that to the extent such arrangement constitutes a consignment or security interest under applicable law, Swank has a valid perfected first priority security interest in such Inventory.

          "Eligible Receivables" shall mean, as at any date of determination thereof, the aggregate of all Receivables at said date due to Swank other than the following (determined without duplication):

          (a) all Receivables which, at the date of issuance of the respective invoice therefor, were payable by their terms more than sixty days after shipment except that, subject to clause (c) below, during the period commencing July 15 of any year through January 10 of the immediately following year there shall not be excluded from "Eligible Receivables" by reason of this clause (a) up to $500,000 in respect of Receivables ("Christmas Receivables") arising under Swank's Christmas dating program even though such Receivables, at the date of issuance of the respective invoice therefor, are payable by their terms more than 60 days after shipment, so long as such Receivables are payable on or before January 10 following the respective Christmas,

          (b) any Receivable due from a Subsidiary or Affiliate of Swank,

          (c) any Christmas Receivable due from an account debtor which the Majority Banks (through the Agent) have notified Swank does not have a satisfactory credit standing (as determined in the sole discretion of the Majority Banks),

          (d) any Receivable (other than a Christmas Receivable) due from an account debtor under any invoice generated after receipt by Swank of notice from the Majority Banks (through the Agent) that such account debtor does not have a satisfactory credit standing (as determined in the sole discretion of the Majority Banks),

          (e) any Receivable which remains unpaid for more than sixty days (measured from the due date set forth in the original invoice therefor),

          (f)  all Receivables of any account debtor if
     (i) Receivables to such account debtor at any time exceed $100,000 in the aggregate, and (ii) more than 50% of the aggregate amount of the Receivables of such account debtor have at the time remained unpaid for more than sixty days (measured from the due date set forth in the original invoice therefor),

          (g) any Receivable as to which there is any unresolved dispute with the respective account debtor (but only to the extent of such dispute) and

          (h) any Receivable evidenced by an Instrument (as defined in the Security Agreement) not in the possession of the Agent.

          "Environmental Claim" shall mean, with respect to any Person, (a) any written notice, claim or demand or other written communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or
(ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any governmental authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Laws" shall mean any and all applicable Federal, state and local laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which Swank is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and
Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Swank is a member.

          "ESOP" shall have the meaning assigned to such term in
Section 9.17 hereof.

          "Event of Default" shall have the meaning assigned to such term in Section 10.01 hereof.

          "Excess Cash Flow" shall mean, for any period, the following (determined on a consolidated basis for Swank and its Subsidiaries in accordance with generally accepted accounting principles): (a) Net Income for such period (determined after interest and taxes but before extraordinary or unusual items) derived by Swank and its Subsidiaries from operations in the ordinary course of business, plus (b) depreciation and amortization for such period to the extent deducted in determining Net Income for such period, minus (c) Capital Expenditures made during such period (other than any Capital Expenditures to the extent made from the proceeds of Indebtedness permitted under Section 9.08(iii) hereof) minus (d) cash expenditures made (plus cash amounts received) during such fiscal year arising out of extraordinary or unusual items in such fiscal year or any prior fiscal year minus (e) any amounts (i) which would otherwise be included hereunder but which are applied to the mandatory prepayment of the Loans pursuant to Section 3.02 hereof during such period and (ii) applied to the payment of principal of the Term Loans pursuant to Section 3.01(ii) hereof (including for 1992, scheduled payments of principal made pursuant to the 1987 Credit Agreement).

          "Existing Credit Agreements" shall mean, collectively,
(i) the Credit Agreement dated as of December 31, 1987 between Swank, the banks named therein and The Chase Manhattan Bank (National Association), as agent, as modified, supplemented and in effect from time to time, and (ii) the Credit Agreement dated as of May 11, 1990 between Swank, the banks named therein and The Chase Manhattan Bank (National Association), as agent, as modified, supplemented and in effect from time to time.

          "Existing Letters of Credit" shall have the meaning assigned to such term in Section 2.02(i) hereof.

          "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Chase on such day on such transactions as determined by the Agent.

          "FSC" shall mean Swank Sales International (V.I.),
Inc., a Virgin Islands corporation.

          "FSC Security Agreement" shall mean a Security
Agreement in substantially the form of Exhibit E-2 hereto between the FSC and the Agent, as said Security Agreement shall be modified and supplemented and in effect from time to time.

          "Hazardous Material" shall mean, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, friable asbestos, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB's),
(b) any chemicals or other materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated under any Environmental Law.

          "Indebtedness" shall mean, as to any Person: (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase or acquisition price of Property or services, other than accounts payable (other than for borrowed money) incurred in the ordinary course of business; (ii) indebtedness secured by a Lien on the Property of such Person, whether or not the respective obligation so secured has been assumed by such Person; (iii) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (iv) Capital Lease Obligations of such Person; and (v) obligations of such Person in respect of any Interest Rate Protection Agreement.

          "Interest Expense" shall mean, for any period, the sum of the following: (a) all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period), provided that in determining Interest Expense for any period, there shall be excluded the aggregate amount of interest on premiums borrowed by Swank to pay for life insurance policies owned by Swank.

          "Interest Rate Protection Agreement" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions providing for the transfer or mitigation of interest risks either generally or under specific contingencies.

          "Inventory" shall mean readily marketable materials of a type manufactured or consumed by Swank in the ordinary course of business as presently conducted, whether in the form of raw materials, work in process or finished goods.

          "Investment" in any Person shall mean: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of such Person; and (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies purchased in the ordinary course of business) or guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

          "Letter of Credit" shall have the meaning assigned to such term in Section 2.02 hereof and shall include all Existing
Letters of Credit.

          "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, collectively, the respective letter of credit or like instrument itself, any amendments thereto, any documents delivered thereunder, any application therefor, and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to the respective Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or
(ii) any collateral security for such obligations.

          "Letter of Credit Liabilities" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (i) the undrawn face amount of such Letter of Credit plus (ii) the aggregate unpaid amount of all outstanding acceptances created thereunder plus (iii) the aggregate unpaid amount of all Reimbursement Obligations at the time due and payable in respect of previous drawings made (or acceptances that have matured) under such Letter of Credit.

          "Leverage Ratio" shall mean, as at any date of determination thereof, the ratio of (i) Total Liabilities as at such date to (ii) Tangible Net Worth as at such date.

          "Lien" shall mean, with respect to any asset or revenue, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset or revenue. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Loans" shall mean the loans provided for by Section
2.01 hereof.

          "Majority Banks" shall mean, at any time while no Loans or Letter of Credit Liabilities are outstanding, Banks having at least 63-1/3% of the aggregate amount of the Commitments and, at any time while Loans or Letter of Credit Liabilities are outstanding, Banks holding at least 63-1/3% of the outstanding aggregate principal amount of the Loans and Letter of Credit Liabilities and, for purposes hereof, a Bank shall be deemed to hold a Letter of Credit Liability hereunder in an amount equal to its participation interest in such Letter of Credit under Section
2.02 hereof.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the Property, business (including its prospects), operations, financial condition, liabilities or capitalization of Swank and its Subsidiaries taken as a whole, (b) the validity or enforceability of any of the Basic Documents, (c) the rights and remedies of the Banks and the Agent under any of the Basic Documents, (d) the ability of Swank to make timely payment of the scheduled payments of principal of or interest on the Loans or the Reimbursement Obligations or other amounts payable in connection therewith or (e) the ability of Swank to perform any of its material obligations under any of the Basic Documents.

          "Mortgages" shall mean, collectively, (i) an Open-End Indenture of Mortgage, Assignment of Rents, Security Agreement and Fixture Filing in substantially the form of Exhibit F-1 hereto by Swank in favor of the Agent and covering property of Swank in Norwalk, Connecticut, as said Open-End Indenture of Mortgage, Assignment of Rents, Security Agreement and Fixture Filing shall be modified and supplemented and in effect from time to time and (ii) an Indenture of Mortgage, Assignment of Rents, Security Agreement and Fixture Filing in substantially the form of Exhibit F-2 hereto by Swank in favor of the Agent and covering property of Swank in Attleboro, Massachusetts, as said Indenture of Mortgage, Assignment of Rents, Security Agreement and Fixture Filing shall be modified and supplemented and in effect from time to time.

          "Multiemployer Plan" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by Swank or any ERISA Affiliate and which is covered by Title IV of ERISA.

          "Net Consideration" shall mean, with respect to the disposition of any asset referred to in Section 3.02(b) hereof, the aggregate value of all consideration (to the extent of the legal interest of Swank or the respective Subsidiary therein) consisting of cash and its equivalent received in connection with such disposition after deducting therefrom the amount of federal, state and local income taxes estimated to be payable in respect of any gain realized as a result of such disposition and the aggregate amount of reasonable legal expenses, brokerage commissions and other costs associated with and appropriate to such disposition.

          "Net Income" shall mean, for any fiscal year, consolidated net income of Swank and its Subsidiaries as reflected in the financial statements delivered pursuant to
Section 9.01(b) hereof, determined after provision for taxes and any extraordinary or unusual items, provided that in determining net income for any period contributions to the ESOP shall not be treated as an expense to the extent that the proceeds of such contributions are applied to the payment of principal or interest on loans made by Swank to the ESOP.

          "1987 Credit Agreement" shall mean the Credit Agreement referred to in clause (i) of the definition of "Existing Credit
Agreement" in this Section 1.01.

          "1990 Credit Agreement" shall mean the Credit Agreement referred to in clause (ii) in the definition of "Existing Credit
Agreement" in this Section 1.01.

          "1993-1995 Plan" shall mean the "1993-1995 Operating Plan" of Swank and its Subsidiaries dated November 16, 1992 attached as Schedule IV hereto, including the assumptions and footnotes contained therein, as the same may be supplemented, modified, amended or restated from time to time by Swank with the consent of the Majority Banks.

          "Notes" shall mean, the promissory notes provided for by Section 2.07 thereof, and shall include the Revolving Credit
Notes and the Term Loan Notes.

          "PBGC" shall mean, the Pension Benefit Guaranty
Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Investments" of any Person shall mean:
(a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America or any agency thereof, maturing not more than 365 days from the date of acquisition thereof by such Person; (b) certificates of deposit issued by any Bank or any other bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000;
(c) commercial paper rated A-1 or P-2 or better by Standard & Poor's Corporation or Moody's Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition thereof by such Person; and (d) securities issued by any registered open-end mutual fund that has total assets of not less than $1,000,000,000 and whose portfolios substantially consist of one or more of the investments referred to in the foregoing clauses (a) through (c).

          "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

          "Plan" shall mean an employee benefit or other plan established or maintained by Swank or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer
Plan.

          "Plants" shall mean, collectively, the facilities of Swank located in Norwalk, Connecticut, Attleboro, Massachusetts and Taunton, Massachusetts.

          "Post-Default Rate" shall mean, in respect of any principal of any Loan, any Reimbursement Obligation or any other amount payable by Swank under this Agreement or any Security Document which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to 2 1/2% above the Base Rate as in effect from time to time plus the Applicable Margin for such Loans.

          "Prime Rate" shall mean the rate of interest from time to time announced by Chase at the Principal Office as its prime commercial lending rate. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect at the time of such change in the Prime Rate.

          "Principal Office" shall mean the principal office of Chase, presently located at 1 Chase Manhattan Plaza, New York,
New York 10081.

          "Principal Payment Dates" shall mean, the twelve
Quarterly Dates falling on or nearest to March 31, June 30,
September 30 and December 31 of each year, commencing with March 31, 1993 through and including December 31, 1995.

          "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          "Quarterly Dates" shall mean the last Business Day of each March, June, September and December, the first of which shall be the first such day after the date of this Agreement.

          "Receivables" shall mean, as at any date of determination thereof, the unpaid portion of the obligation, as stated on the respective invoice, of a customer of Swank in respect of Inventory purchased and shipped, net of any credits, rebates or offsets owed to the respective customer and also net of any commissions payable to third parties (and for purposes hereof, a credit or rebate paid by check or draft of Swank shall be deemed to be outstanding until such check or draft shall have been debited to the respective account of Swank on which such check or draft was drawn).

          "Regulations A, G, T, U and X" shall mean Regulations
A, G, T, U and X of the Board of Governors of the Federal Reserve
System or same successor as the same may be modified respectively and supplemented and in effect from time to time.

          "Regulatory Change" shall mean, with respect to any Bank, any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations or the adoption or making on or after such date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Reimbursement Obligations" shall mean, collectively, the obligations of Swank then outstanding, or which may thereafter arise in respect of Letters of Credit (or acceptances created under Letters of Credit) then outstanding, under Section
2.02 hereof to reimburse any Bank for the amount paid by such Bank in respect of any drawing under a Letter of Credit or any payment of any acceptance.

          "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          "Revolving Credit Commitment" shall mean, as to any Bank, the obligation of such Bank to make Revolving Credit Loans under Section 2.01(a) hereof, and to participate in Letters of Credit issued under Section 2.02 hereof, in an aggregate principal or face amount at any one time outstanding up to but not exceeding the amount set opposite such Bank's name on the signature pages hereto (as the same may be reduced from time to time pursuant to Section 2.04 hereof). The original aggregate principal amount of the Revolving Credit Commitment is $21,000,000.

          "Revolving Credit Commitment Termination Date" shall mean the Quarterly Date falling on or nearest to December 31, 1995.

          "Revolving Credit Loans" shall mean the loans provided for by Section 2.01(a) hereof.

          "Revolving Credit Notes" shall have the meaning assigned to such term in Section 2.07 hereof.

          "Security Agreement" shall mean a Security Agreement in substantially the form of Exhibit E-1 hereto between Swank and the Agent, as said Security Agreement shall be modified and supplemented and in effect from time to time.

          "Security Documents" shall mean, collectively, the Security Agreement, the FSC Security Agreement and the Mortgages.

          "Subsidiary" shall mean, with respect to any Person (the "parent"), any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the parent or one or more of the Subsidiaries of the parent or by the parent and one or more of the Subsidiaries of the parent.

          "Tangible Net Worth" shall mean, as at any date of determination thereof, total assets of Swank and its Subsidiaries determined (without duplication) in accordance with generally accepted accounting principles minus the sum of (i) Total Liabilities as at such date of determination plus (ii) the book value of all good-will (but not any other intangible assets), and any write-up in the book value of assets resulting from a revaluation thereof subsequent to the fiscal year ending on or nearest to December 31, 1991.

          "Term Loan Commitment" shall mean, as to any Bank, the obligation of such Bank to make Term Loans under Section 2.01(b) hereof in an aggregate principal amount equal to the amount set opposite such Bank's name on the signature pages hereof. The original aggregate principal amount of the Term Loan Commitments is $9,000,000.

          "Term Loan Commitment Termination Date" shall mean
December 31, 1992.

          "Term Loan Notes" shall have the meaning assigned to such term in Section 2.07 hereof.

          "Term Loans" shall mean the loans provided for by
Section 2.01(b) hereof.

          "Total Liabilities" shall mean, as at any date of determination thereof, all Indebtedness of Swank and its Subsidiaries and all other liabilities of Swank and its Subsidiaries which should be classified as liabilities on a balance sheet of Swank and its Subsidiaries prepared in accordance with generally accepted accounting principles and in any event including all reserves (other than general contingency reserves) and all deferred taxes and other deferred items and all Indebtedness of Swank and its Subsidiaries (whether or not such Indebtedness would be included as a liability on the balance sheet of Swank and its Subsidiaries).

          "Warrants" shall mean, collectively, the warrants for shares of common stock of Swank issued to the banks party to the 1990 Credit Agreement.

          1.02  Accounting Terms and Determinations.

          (a) All accounting terms used herein shall (except as otherwise expressly provided herein) be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in subsection (b) below) be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Banks hereunder after the date hereof. All calculations made for the purposes of determining compliance with the terms of Sections 9.08, 9.09, 9.10, 9.11, 9.12, 9.13, 9.16,
9.17, 9.18, 9.19 and 9.21 hereof shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Banks pursuant to Section
9.01 hereof unless (i) Swank shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Majority Banks shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 9.01 hereof, shall mean the financial statements as at December 31, 1991 referred to in Section 8.02 hereof).

          (b) Swank shall deliver to the Banks at the same time as the delivery of any annual or quarterly financial statement under Section 9.01 hereof a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above, and reasonable estimates of the difference between such statements arising as a consequence thereof.

          (c) To enable the ready determination of compliance with the covenants set forth in Section 9 hereof, Swank will not change the last day of its fiscal year from December 31 in each year. Compliance by Swank with the provisions of Sections 9.08, 9.09, 9.10, 9.11, 9.12, 9.13, 9.14, 9.17, 9.18, 9.19 and 9.21
hereof, inclusive, shall be determined as follows: if the financial statements as at the last day of any fiscal quarter or fiscal year delivered pursuant to this Agreement shall demonstrate that the provisions of said Sections had been breached as at said date, Swank shall be deemed to continue to be in breach of said Sections as of each day thereafter until it shall have delivered financial statements as at the last day of a subsequent fiscal quarter or fiscal year demonstrating compliance with said Sections.

          Section 2.  Commitments.

          2.01 Loans. Each Bank severally agrees, on the terms of this Agreement, to make Loans to Swank as follows:

          (a) Revolving Credit Loans. Each Bank severally agrees on the terms of this Agreement to make loans to Swank in Dollars during the period from and including the date of this Agreement to but excluding the Revolving Credit Commitment Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of such Bank's Revolving Credit Commitment as then in effect. Subject to the terms of this Agreement, during such period, Swank may borrow, repay and reborrow the amount of the Revolving Credit Commitments, provided that in no event shall the aggregate principal amount of the Revolving Credit Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceed the aggregate amount of the Revolving Credit Commitments.

          (b) Term Loans. Each Bank severally agrees, on the terms of this Agreement to make term loans to Swank in Dollars on the Closing Date in a principal amount equal to such Bank's Term Loan Commitment as then in effect.

          2.02 Letters of Credit. Subject to the terms and conditions hereof, the Revolving Credit Commitments may, in addition to the Revolving Credit Loans provided for in Section 2.01(a) above, be utilized, upon the request of Swank, by the issuance by Chase of letters of credit (the "Letters of Credit") having terms not extending beyond the earlier of the Revolving Credit Commitment Termination Date or (in the case of commercial letters of credit) the date 180 days after the issuance thereof or (in the case of standby letters of credit) 360 days after the issuance thereof, provided that in no event shall (x) the aggregate amount of the Letter of Credit Liabilities in respect of all Letters of Credit exceed $6,000,000 or (y) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate principal amount of the Revolving Credit Loans, exceed the aggregate amount of the Revolving Credit Commitments. The following additional provisions shall apply to each Letter of
Credit:

          (a) Swank shall give the Agent at least five Business Days' irrevocable prior notice (effective upon receipt) specifying the date (which shall be no later than the date 30 days preceding the Revolving Credit Commitment Termination Date) each such Letter of Credit is to be issued, and describing the proposed terms of each such Letter of Credit and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice the Agent shall promptly notify each Bank of the contents thereof and of such Bank's Commitment Percentage of the amount of each such proposed Letter of Credit.

         (b) On each day during the period commencing with the issuance by Chase of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Credit Commitment of each Bank shall be deemed to be utilized for all purposes hereof (including for purposes of the calculation of commitment fees under Section 2.05 hereof) in an amount equal to such Bank's Commitment Percentage of the then undrawn face amount of such Letter of Credit and of all outstanding acceptances created thereunder. By its execution and delivery of this Agreement each Bank (other than Chase) agrees that it shall automatically acquire a participation in Chase's liability under each Letter of Credit issued hereunder, and in each acceptance created under such Letter of Credit, in an amount equal to such Bank's Commitment Percentage of such liability, and each Bank (other than Chase) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and unconditionally shall agree with Chase to pay and discharge when due, its Commitment Percentage of Chase's liability under each such Letter of Credit and acceptances.

        (c) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit (or under any acceptance created by Chase under such Letter of Credit), Chase shall promptly notify Swank and each Bank as to the amount to be paid as a result of such demand and the respective payment date. Swank shall forthwith reimburse Chase for any amounts paid by Chase upon any drawing under any Letter of Credit or upon the maturity of any acceptance, without presentment, demand, protest or other formalities of any kind. The Agent agrees to give each Bank prompt notice of the amount of the liability of Swank for failure to reimburse Chase for payment under any Letter of Credit or acceptance when such reimbursement is due, specifying such Bank's Commitment Percentage of the amount of such liability.

         (d) Each Bank hereby agrees to pay to Chase at the Principal Office in Dollars and in immediately available funds, the amount of such Bank's Commitment Percentage of any Letter of Credit Liability specified in such notice, not later than 11:00 a.m. New York time on the Business Day immediately succeeding the date of any notice by the Agent to such Bank pursuant to clause (c) above that Swank shall have failed to reimburse Chase for any drawing made under any Letter of Credit or for the payment of any acceptance. Each Bank acknowledges and agrees that its obligation to make such payments to Chase, and Chase's right to receive the same, is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limiting the effect of the foregoing, the failure of any other Bank to make its payment under this clause (d) and further agrees that each such payment to Chase shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Simultaneously with the making of each payment by a Bank to Chase pursuant to clause (d) above, such Bank shall, automatically and without any further action on the part of Chase or such Bank, acquire (x) a participation in an amount equal to such payment in the Reimbursement Obligation owing by Swank to Chase pursuant to the Letter of Credit Documents relating to the respective Letter of Credit and (y) a participation in a percentage equal to such Bank's Commitment Percentage in any interest, acceptance commission, or other amounts payable by Swank hereunder and under such Letter of Credit Documents. Each payment received by Chase in respect of any such Reimbursement Obligation, interest or other amount (including by way of setoff or application of proceeds of any collateral security) shall be promptly paid by Chase to the Banks entitled thereto, pro rata in accordance with the respective Commitment Percentage of the Banks (including Chase), each such payment to be made in the same money and funds in which received. In the event any payment received by Chase and so paid to the Banks hereunder is rescinded or must otherwise be returned by Chase, each Bank will, upon the request of Chase, repay to Chase the amount of such payment paid to such Bank, with interest at the Federal Funds Rate as in effect from time to time.

         (f) Swank agrees to pay to Chase in respect of each Letter of Credit a letter of credit fee (but not less than $100) equal to 3/4 of 1% of the face amount thereof (provided that, for any period during which the Applicable Margin is reduced as provided in the definition of such term in Section 1.01 hereof, such Letter of Credit fee shall be reduced to a rate equal to 1/2 of 1%), for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof such letter of credit fee to be paid in arrears quarterly, on each Quarterly Date, and on the Revolving Credit Termination Date. Chase agrees to pay to each Bank, from time to time at reasonable intervals (but in any event at least quarterly), but only to the extent actually received, an amount equal to such Bank's Commitment Percentage of all such letter of credit fees in respect of each Letter of Credit including any such fee in respect of any period of any renewal or extension thereof.

        (g) Swank agrees to pay to Chase for its own account a letter of credit issuance fee in respect of each Letter of Credit in an amount equal to 1/2 of 1% of the face amount of any draft drawn under such Letter of Credit (but not less than $100) as well as Chase's standard opening and amendment fees in place at the time of issuance, such fee to be non-refundable and payable at the time of Letter of Credit draft presentation/payment.

       (h) The issuance by Chase of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 7 hereof, be subject to the conditions precedent that such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be reasonably satisfactory to Chase and that Swank shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as Chase shall have reasonably requested, provided that in no event such a Letter of Credit permits the creation of acceptances having a maturity later than the Revolving Credit Commitment Termination Date, and provided that all such instruments and agreements shall be subject to the terms and provisions of this Agreement, which terms and provisions shall control in the event of any conflict or inconsistency with any other such instrument or agreement. All Letters of Credit shall provide for payment by Chase against presentations of sight drafts, except that commercial letters of credit may provide for acceptance of drafts payable up to 60 days after sight (but not for acceptance of longer maturity or for deferred sight drafts).

       (i) Pursuant to Section 2.02 of the 1990 Credit Agreement, Chase has issued the Letters of Credit identified in Schedule V hereto, and created acceptances thereunder as identified in said Schedule V, each of which is outstanding on the date hereof. Each of the parties hereto agrees that each Existing Letter of Credit shall constitute, on and after the Closing Date, a Letter of Credit for all purposes of this Agreement (and each such acceptance shall constitute an acceptance created under a Letter of Credit hereunder). On the Closing Date, each Bank (other than Chase) shall, acquire a participation in each such Letter of Credit and acceptance as provided in Section 2.02(b) hereof.

Swank hereby indemnifies and holds harmless each Bank and the Agent from and against any and all claims and damages, losses, liabilities, costs or expenses which such Bank or the Agent may incur (or which may be claimed against such Bank or the Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit; provided that Swank shall not be required to indemnify any Bank or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such Bank or the Agent in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) such Bank's or the Agent's failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section
2.02 is intended to limit the obligations of Swank under this Agreement.

          2.03 Borrowings. Swank shall give the Agent (which shall promptly notify the Banks) notice of each borrowing hereunder, which notice shall be irrevocable and effective only upon receipt by the Agent, shall specify the aggregate amount (subject to Section 5.04 hereof), the date (which shall be a Business Day) of the Loans to be borrowed, whether such Loans are to be Revolving Credit Loans or Term Loans and shall be given not later than 11:00 a.m. New York time by telephone, and promptly confirmed in writing, on the Business Day on which such borrowing is to occur. Not later than 12:00 noon New York time on the date specified for each borrowing, each Bank shall make available the amount of the Loan to be made by it on such date to the Agent, at the Principal Office, in immediately available funds, for the account of Swank. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to Swank by depositing the same, in immediately available funds, in an account of Swank designated by Swank and maintained with the Agent at the Principal Office.

          2.04  Changes of Commitments.

          (a)  The aggregate amount of the Revolving Credit
Commitments shall be automatically reduced to zero on the Revolving Credit Commitment Termination Date.

          (b) Swank shall have the right at any time or from time to time (i) so long as no Revolving Credit Loans or Letter of Credit Liabilities are outstanding, to terminate the Revolving Credit Commitments and (ii) to reduce permanently the aggregate unused amount of the Revolving Credit Commitments (for which purpose use of the Revolving Credit Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities) provided that Swank shall give five Business Days prior notice to the Agent (which shall promptly notify the Banks) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than $1,000,000 in the aggregate or the remaining unused amount of the Revolving Credit Commitments, if less) and shall be irrevocable and effective only upon receipt by the Agent.

          2.05 Commitment Fee. Swank shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused amount of the Revolving Credit Commitment of such Bank hereunder, for the period from and including the date this Agreement shall be executed and delivered by all parties hereto to but not including the earlier of the date such Commitment is terminated or the Revolving Credit Commitment Termination Date, at a rate per annum equal to 1/2 of 1%. Accrued commitment fees shall be payable on the Quarterly Dates and on the earlier of the date the Revolving Credit Commitments are terminated or the Revolving Credit Commitment Termination Date.

          2.06 Several Obligations; Remedies Independent. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but neither the Agent nor any Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable by Swank at any time hereunder and under the Notes to each Bank shall be separate and independent debts and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Bank or the Agent to consent to, or be joined as an additional party in, any proceedings for such purposes, provided that nothing herein shall permit any individual Bank to exercise any of the rights or remedies set forth in Section 10.01 or 10.02 hereof to the extent that said Sections provide that such rights or remedies shall be exercised by the Agent or the Majority Banks.

          2.07  Notes.

          (a) The Revolving Credit Loans made by each Bank shall be evidenced by a single promissory note of Swank in substantially the form of Exhibit A hereto, dated the date hereof, payable to the order of such Bank in an aggregate principal amount equal to its Revolving Credit Commitment as originally in effect and otherwise duly completed.

          (b) The Term Loans made by each Bank shall be evidenced by a single promissory note of Swank in substantially the form of Exhibit B hereto, dated the date hereof, payable to the order of such Bank in an aggregate principal amount equal to its Term Loan Commitment as originally in effect and otherwise duly completed.

          (c) Each Bank is hereby authorized by Swank to endorse on the schedule (or a continuation thereof) attached to the respective Notes held by it the amount and interest rate of each Revolving Credit Loan or Term Loan, as the case may be, made by such Bank to Swank, the date such Loan is made, and the amount of each payment or prepayment of principal received by such Bank, provided that any failure by such Bank to make any such endorsement shall not affect the obligations of Swank hereunder or under such Notes in respect of such Loans.

          (d) No Bank shall be entitled to have its Notes subdivided, by exchange for promissory note of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Bank's relevant
Commitment, Loans and Notes pursuant to Section 12.06(f) hereof.

          2.08 Use of Proceeds. Swank will use the proceeds of the loans hereunder only for the purposes stated in the recitals hereto in compliance with all applicable legal and regulatory requirements; provided that neither of the Agent nor any Bank shall have any responsibility as to the use of any of such proceeds.

          Section 3.  Payments of Principal; Conversions.

          3.01 Amortization. Subject to the prepayments of principal of Loans required pursuant to Section 3.02 hereof, Swank will pay to the Agent for the account of each Bank the principal of each Loan made by such Bank as follows:

          (i) Swank shall pay in full the entire outstanding principal amount of the Revolving Credit Loans on the Revolving Credit Commitment Termination Date.

         (ii) Swank shall pay the principal of the Term Loans in twelve equal consecutive quarterly installments on each Principal Payment Date, each such installment to be in an amount equal to $750,000.

          3.02  Mandatory Prepayments.

          (a)  Excess Cash Flow.  No later than the earlier of
(i) the date 95 days after the last day of any fiscal year commencing with the fiscal year ending December 31, 1992 or
(ii) the date the audited financial statements for such fiscal year shall be delivered to the Banks pursuant to Section 9.01(b) hereof, Swank shall prepay the Loans and the Revolving Credit Commitments shall be subject to automatic reduction hereunder in an aggregate amount equal to 50% of the amount of Excess Cash Flow for such fiscal year, such prepayment and reduction to the effected in each case in the manner and to the extent specified in clause (e) of this Section 3.02.

          (b) Sale Proceeds. In the event that the Majority Banks shall consent to any sale, lease, assignment, transfer or other disposition of any asset not permitted by Section 9.13 hereof, Swank shall, simultaneously with the consummation of any such transaction, deliver to the Banks a statement, certified by the chief financial officer of Swank and reasonably acceptable to the Majority Banks, of the amount of the Net Consideration arising out of such transaction and shall prepay the Loans and the Revolving Credit Commitments shall be subject to automatic reduction hereunder in an aggregate amount equal to 100% of such Net Consideration, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause
(e) of this Section 3.02.

          (c) Debt and Equity Issuance. Upon any Debt and Equity Issuance after the Closing Date (after obtaining any consent of the Majority Banks thereto to the extent such transaction is not permitted under this Agreement), Swank shall (except, as otherwise may be agreed to by the Majority Banks in such consent in the case of the issuance by Swank or any of its Subsidiaries of the items referred to in clauses (ii) through
(iv) of part (a) of the definition of Debt and Equity Issuance or the receipt by Swank and its Subsidiaries of any capital contribution) prepay the Loans and the Revolving Credit Commitments shall be subject to automatic reduction in an aggregate amount equal to 100% of the Net Consideration thereof, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (e) of this Section 3.02.

          (d) Insurance Proceeds. Upon the receipt by Swank of the proceeds of insurance, compensation, awards, damages and other payments or relief arising out of or in respect of any Casualty Event in excess of $250,000 in any fiscal year not applied to the repair or replacement of the respective Property damage to which gives rise to such proceeds (or that it does not elect to apply to such repair or replacement as provided in the Mortgages), within 90 days of the receipt of such proceeds, Swank shall prepay the Loans and the Revolving Credit Commitments shall be subject to automatic reduction, in an aggregate amount, if any, equal to 100% of the Net Consideration thereof, not theretofore applied to the repair or replacement of such Property, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (e) of this Section 3.02.

          (e) Application. Prepayments and reductions of Loans and Revolving Credit Commitments described in the above clauses of this Section 3.02 shall be effected as follows:

          (i) first, the amount of the prepayment specified in such clauses shall be applied to the outstanding principal amounts of the remaining installments of the Term Loans pro rata in accordance with the respective amounts thereof until the Term Loans are paid in full; and

          (ii) second, the Revolving Credit Commitments shall be automatically reduced by an amount equal to any excess over the amount referred to in the foregoing clause (i) (and to the extent that, after giving effect to such reduction, the aggregate principal amount of Revolving Credit Loans would exceed the Revolving Credit Commitments, Swank shall prepay Revolving Credit Loans).

          (f) Revolving Credit Loan Clean-Up. Swank will from time to time prepay the Revolving Credit Loans in such amounts as shall be necessary so that for a period of at least thirty consecutive days at any time during the first two fiscal quarters of each fiscal year (commencing with the fiscal year ending December 31, 1993), the aggregate outstanding principal amount of the Revolving Credit Loans shall be zero. In no event shall this clause (f) of this Section 3.02 require Swank to provide cover for the Letter of Credit Liabilities or terminate any Letters of Credit.

          (g) Borrowing Base. In the event that at any time the aggregate outstanding amount of the Loans and Letter of Credit Liabilities hereunder shall exceed the Borrowing Base, Swank shall prepay Revolving Credit Loans (but shall not be required to prepay any other Loans or provide cover for Letter of Credit Liabilities) to the extent necessary that either the aggregate outstanding amount of the Loans and Letter of Credit Liabilities hereunder is less than the Borrowing Base or no Revolving Credit Loans are outstanding hereunder.

          3.03 Optional Prepayments. Swank may prepay Loans upon notice given to the Agent (which shall promptly notify the Banks) not later than 11:00 a.m. New York time by telephone, and promptly confirmed in writing, on the day on which such prepayment is to occur, which notice shall in each case specify the prepayment date (which shall be a Business Day), the amount of the prepayment (subject to Section 5.04 hereof) and Loans to be prepaid and shall be irrevocable and effective only upon receipt by the Agent, provided that interest on the principal prepaid accrued to the prepayment date, shall be paid on the prepayment date. Each prepayment of a Term Loan made pursuant to this Section 3.03 shall be applied to the principal installments of the Term Loans ratably in accordance with the remaining installments of the Term Loans.

          Section 4. Interest. Swank will pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Loan made by such Bank, for the period commencing on the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum equal to the Base Rate (in effect from time to time) plus the Applicable Margin. Notwithstanding the foregoing, Swank will pay to the Agent for the account of each Bank interest at the applicable Post-Default Rate on any principal of any Loan made by such Bank, on any Reimbursement Obligation owing to such Bank and (to the fullest extent permitted by law) on any other amount payable by Swank under this Agreement or the Notes to or for the account of such Bank, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full. Accrued interest on each Loan shall be payable on each Quarterly Date, except that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Agent or any Bank (through the Agent). Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall notify the Banks and Swank thereof.

          Section 5.  Payments; Pro Rata Treatment;
Computations; Etc.

          5.01 Payments. Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be made by Swank hereunder and under the Notes shall be made in Dollars, in immediately available funds, to the Agent at the Principal Office, not later than 11:00 a.m. New York time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Agent, or any Bank for whose account any such payment is made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of Swank with the Agent or such Bank, as the case may be. Swank shall, at the time of making each payment hereunder or under any Note, specify to the Agent the Loans or other amounts payable by Swank hereunder to which such payment is to be applied (and, in the event that it fails to so specify or if an Event of Default has occurred and is continuing, the Agent may apply such payment as it may elect in its sole discretion, but subject to Section 5.02 hereof). Each payment received by the Agent hereunder or under any Note for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank's Applicable Lending Office for the Loan in respect of which such payment is made. If the due date of any payment hereunder or under any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

          5.02 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Banks under Section 2.01 hereof shall be made from the Banks pro rata in accordance with the respective Commitment being utilized, each payment of commitment fees under Section 2.05 hereof shall be made for the account of the Banks pro rata according to their respective Revolving Credit Commitments, and each reduction of the Revolving Credit Commitments under Section 2.04 hereof shall be applied to the Revolving Credit Commitments pro rata according to their respective Revolving Credit Commitments; (b) each payment by Swank of interest on Loans shall be made to the Agent for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of the Loans held by the Banks; and (c) each payment by Swank of principal of Revolving Credit or Term Loans shall be made to the Agent for the account of the Banks pro rata in accordance with the respective unpaid principal amounts of such Loans held by the Banks.

          5.03 Computations. Interest on Loans, Reimbursement Obligations and letter of credit fees and issuance fees payable in respect of Letters of Credit shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable, provided that acceptance commission shall be calculated in the basis of a year of 360 days and actual days elapsed.

          5.04 Minimum and Maximum Amounts. Each borrowing and prepayment of principal of Revolving Credit Loans shall be in an amount equal to $500,000 (or a greater multiple of $100,000) or (in the case of borrowings) the remaining unused amount of the Revolving Credit Commitments.

          5.05 Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or Swank (the "Payor") prior to the date on which the Payor is to make payment to the Agent of (in the case of a Bank) the proceeds of a Loan to be made by such Bank, or a participation in a Letter of Credit drawing to be acquired by such Bank, hereunder or (in the case of Swank) a payment to the Agent for account of one or more of the Banks hereunder (any such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date (the "Advance Date") such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day and, if such recipient(s) shall fail promptly to make such payment, the Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest as aforesaid, provided that if neither the recipient(s) nor the Payor shall return the Required Payment to the Agent within three Business Days of the Advance Date, then, retroactively to the Advance Date, the Payor and the recipient(s) shall each be obligated to pay interest on the Required Payment as follows:

          (i) if the Required Payment shall represent a payment to be made by Swank to the Banks, Swank and the recipient(s) shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the Post-Default Rate as provided, in the case of Swank, pursuant to Section 4 hereof (and, in case the recipient(s) shall return the Required Payment to the Agent, without limiting the obligation of Swank under Section 3.02 hereof to pay interest to such recipient(s) at the Post-Default Rate in respect of the Required Payment) and

         (ii) if the Required Payment shall represent proceeds of a loan to be made by the Banks to Swank, the Payor and Swank shall each be obligated retroactively to the Advance Date to pay interest in respect of the Required Payment at the rate of interest provided for such Required Payment pursuant to Section 4 hereof (and, in case Swank shall return the Required Payment to the Agent, without limiting any claim Swank may have against the Payor in respect of the Required Payment).

          5.06 Sharing of Payments, Etc. Swank agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances held by it for the account of Swank at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Bank's Loans hereunder or any Reimbursement Obligation or other obligation of Swank hereunder held by such Bank which is not paid when due (regardless of whether such balances are then due to Swank), in which case it shall promptly notify Swank and the Agent thereof, provided that such Bank's failure to give such notice shall not affect the validity thereof. If a Bank shall obtain payment of any principal of or interest on any Loan made by it to Swank under this Agreement or on any Reimbursement Obligation or other obligation of Swank held by such Bank hereunder, through the exercise of any right of set-off, banker's lien, counterclaim or similar right or otherwise, and, as a result of such payment, such Bank shall have received a greater percentage of the amounts then due hereunder by Swank to such Bank than the percentage received by any other Bank, it shall promptly purchase from such other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made or Reimbursement Obligations or other obligations of Swank held, by such other Banks in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Banks shall share the benefit of such excess payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and interest on the Loans made, or Reimbursement Obligations or other obligations of Swank held by each of the Banks. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Swank agrees that any Bank so purchasing a participation (or direct interest) in the Loans made, or Reimbursement Obligations or other obligations of Swank held, by other Banks may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans or Reimbursement Obligations or other obligations of Swank in the
amount of such participation.   Nothing contained herein shall
require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Swank. If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a set-off to which this Section 5.06 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section 5.06 to share in the benefits of any recovery on such secured claim.

          Section 6.  Yield Protection.

          6.01  Additional Costs Generally.

          (a) Swank shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank (or, without duplication, the bank holding company of which such Bank is a subsidiary) for any costs which it determines are attributable to the maintenance by such Bank (or such bank holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any court or governmental or monetary authority (i) following any Regulatory Change or
(ii) implementing any risk-based capital guideline or requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A)), of capital in respect of its Commitments or Loans (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank (or such bank holding company) to a level below that which such Bank (or such bank holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 6.01(a), "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

          (b) Each Bank shall notify Swank of any event occurring after the date of this Agreement that will entitle such Bank to compensation under paragraph (a) of this Section 6.01 as promptly as practicable, but in any event within 45 days, after such Bank obtains actual knowledge thereof; provided, that if any Bank fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section 6.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 6.01 for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice. Each Bank will furnish to Swank a certificate setting forth the basis and amount of each request by such Bank for compensation under paragraph (a) of this Section 6.01. Determinations and allocations by any Bank for purposes of this
Section 6.01 of the effect of capital maintained pursuant to paragraph (a) of this Section 6.01, on its costs or rate of return of maintaining Loans or maintaining its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Bank under this Section 6.01, shall be presumptively correct absent manifest error, provided that such determinations and allocations are made on a reasonable basis.

          6.02 Additional Costs in Respect of Letters of Credit. Without limiting the obligations of Swank under Section 6.01 hereof (but without duplication), if as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder and the result shall be to increase the cost to any Bank or Banks of issuing (or purchasing participations in) or maintaining any Letter of Credit hereunder or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit hereunder or reduce any amount receivable by any Bank hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of such Bank's or Banks' reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Bank or Banks, Swank agrees to pay immediately to such Bank or Banks, from time to time as specified by such Bank or Banks, such additional amounts as shall be sufficient to compensate such Bank or Banks for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by any such Bank or Banks, submitted by such Bank or Banks to Swank, shall be presumptively correct absent manifest error as to the amount thereof.

          Section 7.  Conditions Precedent.

          7.01 Initial Extension of Credit. The obligation of the Banks to make the initial Loans hereunder is subject to the following conditions precedent, each of which shall have been fulfilled to the satisfaction of each Bank:

          (a) Corporate. The Agent shall have received the following documents each certified as indicated below:

          (i) a copy of the charter, as amended, of Swank and the FSC certified by the Secretary of State of Delaware and the Virgin Islands, as the case may be, and a certificate as to the good standing of and charter documents filed by Swank and the FSC from such respective Secretary of State, dated as of a recent date; and

          (ii) a certificate of the Secretary or an Assistant Secretary of Swank and the FSC, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of Swank or the FSC, as the case may be, as in effect on the date of such certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of Swank or the FSC, as the case may be, authorizing the execution, delivery and performance of each of the Basic Documents, and the Loans hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of Swank or the FSC, as the case may be, has not been amended since the date of the certification thereto furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of Swank or the FSC, as the case may be, executing the Basic Documents and each other document to be delivered by Swank or the FSC, as the case may be, from time to time in connection therewith (and the Agent and each Bank may conclusively rely on such certificate until it receives notice in writing from Swank or the FSC, as the case may
     be).

          (b) Financial Officer Certificates. A certificate of a senior financial officer of Swank to the effect set forth in the first sentence of Section 7.02 hereof and a Borrowing Base Certificate as at the last day of the monthly accounting period most recently ended prior to the Closing Date.

          (c) Notes. The Agent shall have received the Revolving Credit Note and Term Loan Note for each Bank, in each case duly completed and executed.

          (d) Security Agreement. The Security Agreement shall have been duly executed and delivered by Swank and the Agent, and Swank shall have delivered to the Agent certificates evidencing the Pledged Stock pledged by it thereunder, accompanied by undated stock powers executed in blank, and shall have taken such other action (including delivering to the Agent, for filing, appropriately completed and duly executed copies of Uniform Commercial Code financing statements) as the Agent shall have requested in order to perfect the security interests created pursuant to the Security Agreement.

          (e) FSC Security Agreement. The FSC Security Agreement shall have been duly executed and delivered by the FSC and the Agent and the FSC shall have taken such action (including delivering to the Agent, for filing, appropriately completed and duly executed copies of Uniform Commercial Code financing statements) as the Agent shall have requested in order to perfect the security interests created pursuant to the FSC Security Agreement.

          (f) Mortgages and Title Insurance. The Mortgages shall have been duly executed and delivered by Swank in recordable form (in such number of copies as the Agent shall have requested) and the Agent shall have received policies of title insurance on forms of and issued by one or more title companies satisfactory to the Majority Banks (the "Title Companies"), insuring the priority of the Liens created under the Mortgages for an amount at least equal to $3,000,000 (in the case of such Mortgage on property in Massachusetts) and $6,000,000 (in the case of such Mortgage on property in Connecticut), subject only to such exceptions as are satisfactory to the Majority Banks. Swank shall have paid to the Title Companies all expenses and premiums of the Title Companies in connection with the issuance of such policies and in addition shall have paid to the Title Companies an amount equal to the recording and stamp taxes payable in connection with recording the Mortgages in the appropriate county land offices.

          (g)  Repayment of Certain Indebtedness.  All
Indebtedness of Swank under the Existing Credit Agreements shall have been (or shall be simultaneously) repaid in full, Swank shall have terminated any outstanding Commitments thereunder, and the respective holders of such Indebtedness shall have released any Liens securing any such Indebtedness and Chase, as issuer of the Existing Letters of Credit thereunder (and the creator of acceptances) shall have released the banks thereunder of any obligations in respect thereof.

          (h) Insurance. Swank shall have delivered to the Agent certificates of insurance satisfactory to the Agent evidencing the existence of all insurance required to be maintained by Swank pursuant to Section 9.03 hereof and shall have named the Agent as loss payee thereunder to the extent required by said Section 9.03.

          (i) Collateral Account. The Collateral Account contemplated by Section 4.01 of the Security Agreement shall have been established.

          (j) Appraisals. The Agent shall have received reports from The Binswanger Company and Joseph Finn Co., Inc., respectively, in form and substance satisfactory to each Bank, setting forth the appraisal value of certain Property of Swank.

          (k) Opinion of Counsel to Swank. The Agent shall have received an opinion dated the Closing Date and addressed to the Agent and the Banks, of Parker Chapin Flattau & Klimpl, special New York counsel to Swank, in substantially the form of Exhibit G hereto (and in that connection Swank hereby authorizes and directs such counsel to deliver its opinion to the Banks and the Agent and agrees that the Bank and the Agent are entitled to rely thereon).

          (l) Opinion of Special New York Counsel to Chase. The Agent shall have received an opinion of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, dated the Closing Date and addressed to the Agent and the Banks substantially in the form of Exhibit H hereto (and in that connection Chase hereby authorizes and directs such counsel to deliver its opinion to the Banks and the Agent agrees that the Banks and the Agent are entitled to rely thereon).

          (m) Opinion of Local Counsel to the Banks. The Agent shall have received (i) an opinion dated the Closing Date and addressed to the Agent and the Banks, of Day, Berry & Howard, local counsel to the Banks; and (ii) an opinion dated the Closing Date and addressed to the Agent and the Banks, of Goodwin, Procter & Hoar, local counsel to the Banks.

          (n) Certain Fees. The Banks shall have received the arrangement and other fees heretofore agreed to by Swank in respect of the transactions contemplated by this Agreement. The obligation of any Bank to make its initial extension of credit hereunder is also subject to the payment or delivery by Swank of such fees and other consideration as Swank shall have agreed to pay or deliver to any Bank or an affiliate thereof or the Agent in connection herewith, including, without limitation, the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy, special New York counsel to Chase, and Brown, Rudwick, Freed & Gesmer, counsel for Fleet National Bank, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Notes and the other Basic Documents and the extensions of credit hereunder (to the extent that statements for such fees and expenses have been delivered to Swank).

          (o) Other Documents. The Agent shall have received such other documents as any Bank or special New York counsel to the Banks may reasonably request.

          7.02 Initial and Subsequent Extensions of Credit. The obligation of each Bank to make each extension of credit (whether a Loan or Letter of Credit) to be made by it hereunder (including its initial extension of credit) is subject to the further conditions precedent that, as of the date of such extension of credit and after giving effect thereto: (a) no Default shall have occurred and be continuing; and (b) the representations and warranties made by Swank in each of the Basic Documents shall be true on and as of the date of the making of such extension of credit with the same force and effect as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date). Each notice of borrowing by Swank, or request for issuance of a Letter of Credit, shall constitute a certification by Swank to the effect set forth in the preceding sentence (both as of the date of such notice and, unless Swank otherwise notifies the Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance).

          Section 8.  Representations and Warranties.  Swank
represents and warrants to the Banks and the Agent that:

          8.01  Corporate Existence.  Each of Swank and its
Subsidiaries: (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation;
(b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospects or business.

          8.02 Financial Condition. Swank has heretofore delivered to each of the Banks the following financial statements:

          (i) the balance sheet of Swank as of December 31, 1991 and the related statements of income, changes in stockholders' equity and cash flow for the fiscal year ended
     December 31, 1991, with the opinion thereon of Coopers &
     Lybrand; and

         (ii) the balance sheet of Swank as of September 30, 1992, and the related statements of income, changes in stockholders' equity and cash flow for the nine-month period ended September 30, 1992.

Each of said financial statements is complete and correct in all material respects and fairly presents the financial condition and results of operations, as the case may be, of Swank as at the respective dates and for the respective periods covered thereby (subject, in the case of such financial statements as at September 30, 1992, to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis (except as noted therein and except that such financial statements as at September 30, 1992 do not contain footnotes as required by generally accepted accounting principles). Swank did not have on any of said dates any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-term commitments or material unrealized and anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since December 31, 1991, there has been no material adverse change in the financial condition, operations, or business (including the prospects) of Swank and its Subsidiaries taken as a whole from that set forth in said financial statements as at said date.

          8.03 Litigation. There is no action, suit, proceeding or arbitration, and to the knowledge of Swank no governmental investigation, at law or in equity before or by any federal, state, municipal or other regulatory authority or agency or governmental department, commission, board, bureau, agency or instrumentality, domestic, or foreign, pending or, to the knowledge of Swank, threatened against or affecting Swank or any of its Subsidiaries or any Property of Swank or any of its Subsidiaries which, if adversely determined, could be reasonably expected to have a Material Adverse Effect.

          8.04 No Breach. None of the execution and delivery of the Basic Documents, the consummation of the transactions therein contemplated or compliance with the terms and provisions thereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of Swank or any of its Subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Swank or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any of the revenues or assets of Swank or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

          8.05 Corporate Action. Swank has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Basic Documents; and the execution, delivery and performance by Swank of each of the Basic Documents have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by Swank and constitutes, and on the Closing Date each of the other Basic Documents (in the case of the Notes, for value) will constitute, the legal, valid and binding obligation of Swank, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by (a) bankruptcy, insolvency, reorganization or moratorium or similar laws of general applicability effecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          8.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by Swank of each of the Basic Documents or for the validity or enforceability thereof, except for the filings and recordings of the Liens to be created pursuant to the Security Documents.

          8.07 Regulations U and X. Neither Swank nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any extension of credit hereunder will be used to acquire any such margin stock.

          8.08 ERISA. Each Plan, and, to the knowledge of Swank, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law, and no event or condition has occurred and is continuing as to which Swank would be under an obligation to furnish a report to the Banks under Section 9.01(h) hereof.

          8.09 Taxes. Each of Swank and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except to the extent the same may be contested as permitted by Section 9.02 hereof. The charges, accruals and reserves on the books of Swank and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Swank, adequate. Swank knows of no proposed tax assessments against it or any of its Subsidiaries which would have a Material Adverse Effect.

          8.10 Subsidiaries, Etc. Schedule II hereto is a complete and correct list, as of the date of this Agreement, of all Subsidiaries of Swank and of all Investments held by Swank or any of its Subsidiaries. Except as disclosed in Schedule II hereto and except for the Liens of the Security Agreement, Swank owns, free and clear of Liens, all outstanding shares of the Subsidiaries (and each Subsidiary owns, free and clear of Liens all outstanding shares of its Subsidiaries) and all such shares are validly issued, fully paid and non-assessable.

          8.11  Material Agreements; Licenses.  Set forth in
Schedule I hereto is a complete and correct list, as of the date of this Agreement, of (i) all credit agreements, indentures, purchase agreements, capitalized leases, obligations in respect of letters of credit, guarantees, joint venture agreements, and other material instruments presently in effect (other than the Existing Credit Agreements and related instruments and documents) providing for, evidencing, securing or otherwise relating to any Indebtedness or lease obligations of Swank or any of its Subsidiaries, and all obligations of Swank or any of its Subsidiaries to issuers of surety or appeal bonds issued for account of Swank or any of its Subsidiaries, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Indebtedness or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Indebtedness or lease obligation and (ii) all patents, trademarks, service marks, licenses, copyrights and similar property rights relating to inventory sold, manufactured, processed or distributed by Swank or any of its Subsidiaries, and such list correctly sets forth the respective owner of such patent, trademark, service mark, license, copyright or property right, the respective licensor and licensee thereof and any license agreement or similar instrument relating thereto. Swank has heretofore delivered to the Agent a complete and correct copy of all such credit agreements, indentures, purchase agreements, letters of credit, guarantees, joint venture agreements, license agreements, other instruments or leases, including any modifications or supplements thereto, as in effect on the date hereof.

          8.12 Investment Company Act. Neither Swank nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, and none of them is, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

          8.13 Public Utility Holding Company Act. Neither Swank nor any of its Subsidiaries is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended from time to time.

          8.14 Hazardous Materials. Swank and its Subsidiaries have obtained all environmental and health permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as planned to be conducted, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and each of Swank and its Subsidiaries is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except in any circumstance to the extent failure to comply therewith would not have a Material Adverse Effect.

          In addition, except as set forth in Schedule III hereto:

          (a) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or to Swank's knowledge threatened by any governmental or other entity with respect to any alleged failure by Swank or any of its Subsidiaries to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of Swank or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Release of any Hazardous Materials generated by Swank or any of its Subsidiaries.

          (b) Neither Swank nor any of its Subsidiaries owns, operates or leases a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976, as amended, or under any comparable state or local statute; and except as otherwise set forth in
     Schedule III hereto:

               (i) no polychlorinated biphenyls (PCB's) is or has been present at any site or facility now or previously owned, operated or leased by Swank or any of its Subsidiaries;

              (ii) no asbestos or asbestos-containing materials is or has been present at any site or facility now or previously owned, operated or leased by Swank or any of its Subsidiaries;

             (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or previously owned, operated or leased by Swank or any of its Subsidiaries;

              (iv) no Hazardous Materials have been Released at, on or under any site or facility now or (to the best knowledge of Swank) previously owned, operated or leased by Swank or any of its Subsidiaries in a reportable quantity established by statute, ordinance, rule, regulation or order; and

               (v) no Hazardous Materials have been otherwise Released at, on or under any site or facility now or previously owned, operated or leased by Swank or any of its Subsidiaries that would have a Material Adverse Effect.

          (c) Except as set forth in Schedule III hereto, neither Swank nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. sec. 300.5 ("CERCLIS"), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that is reasonably likely to lead to Environmental Claims against Swank or any of its Subsidiaries.

          (d) No Hazardous Material generated by Swank or any of its Subsidiaries has been recycled, treated, stored, disposed of or Released in a reportable quantity by Swank or any of its Subsidiaries at any location other than those listed in Schedule III hereto.

          (e) No written notification of a Release of a Hazardous Material has been filed by or on behalf of Swank or any of its Subsidiaries and no site or facility now or (to the knowledge of Swank) previously owned, operated or leased by Swank or any of its Subsidiaries is listed or proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up.

          (f) No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by Swank or any of its Subsidiaries, and no government action has been taken or to Swank's knowledge is in process that would be reasonably likely to subject any such site or facility to such Liens and neither Swank nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located.

          (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of Swank or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by Swank or any of its Subsidiaries which have not been made available to the Agent.

          8.15 Accuracy of Information. The information reports, financial statements, exhibits and schedules furnished in writing by or on behalf of Swank to the Agent or any Bank in connection with the negotiation, preparation or delivery of this Agreement and the other Basic Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by Swank and its Subsidiaries to the Agent and the Banks in connection with this Agreement and the other Basic Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to Swank that is peculiar to its assets or business and will be reasonably likely to have a Material Adverse Effect that has not been disclosed herein, in the other Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Banks for use in connection with the transactions contemplated hereby or thereby.

          Section 9. Covenants. Swank agrees that, so long as the Commitments are in effect and until payment in full of all of the Loans, the termination of all Letters of Credit and the payment in full of all Letter of Credit Liabilities, all interest thereon and all other amounts payable by Swank hereunder, unless the Majority Banks shall otherwise agree as contemplated by
Section 12.05 hereof:

          9.01 Financial Statements. Swank shall deliver to each of the Banks:

          (a) as soon as available and in any event within 30 days after the end of each fiscal quarter in each fiscal year of Swank and its Subsidiaries, consolidated statements of income, changes in stockholders' equity and cash flow of Swank and its Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, and the related balance sheet as at the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding fiscal quarter and period in the preceding fiscal year accompanied, in each case, by a certificate of the chief financial officer of Swank, and John Tulin (in his capacity as an officer of Swank), which certificate shall state that said consolidated financial statements fairly present the consolidated financial position and results of operations of Swank and its Subsidiaries in accordance with generally accepted accounting principles (except for the absence of footnotes and the absence of a physical inventory, unless such inventory has in fact been completed as at the end of such period), consistently applied, as at the end of, and for, such fiscal quarter and period (subject to normal year-end audit adjustments).

          (b) as soon as available and in any event within 90 days after the end of each fiscal year of Swank and its Subsidiaries, consolidated statements of income, changes in stockholders' equity and cash flow of Swank and its Subsidiaries for such fiscal year and the related consolidated balance sheet as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of Coopers & Lybrand or other independent certified public accountants of recognized national standing selected by Swank and reasonably satisfactory to the Majority Banks, which opinion shall state that said consolidated financial statements fairly present the consolidated financial position and results of operations of Swank and its Subsidiaries as at the end of, and for, such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default.

          (c) simultaneously with the delivery of any financial statements pursuant to clause (a) or (b) above, copies of the consolidating statement work sheets from which the respective consolidated financial statements delivered pursuant to such clauses (a) and (b) were prepared.

          (d) as soon as available and in any event within 45 days after the end of each monthly accounting period of Swank and its Subsidiaries (50 days after the end of the January, February and July accounting periods), a management report with respect to sales and operating revenues and costs of manufacturing and related information in the form normally submitted to the board of directors.

          (e) as soon as available and in any event within 45 days after the end of each monthly accounting period of Swank and its Subsidiaries (50 days after the end of the January, February and July accounting periods), an analysis of accounts receivables and inventory of Swank and its Subsidiaries in such detail as the Majority Banks (through the Agent) shall from time to time specify and an itemization of the obligations of Swank and its Subsidiaries in respect of commercial and standby letters of credit outstanding at the end of such monthly accounting period in such detail as the Majority Banks (through the Agent) shall from time to time specify.

          (f) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which Swank shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange.

          (g) promptly upon the mailing thereof to the shareholders of Swank generally, copies of all financial statements, reports and proxy statements so mailed.

          (h) as soon as possible, and in any event within ten Business Days after Swank knows or believes that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of Swank setting forth details respecting such event or condition and the action, if any, that Swank or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Swank or an ERISA Affiliate with respect to such event or condition):

               (i)  any reportable event, as defined in
          Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of
          Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of
          Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under
          Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the
          Code); and any request for a waiver under
          Section 412(d) of the Code for any Plan;

              (ii) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Swank or an ERISA Affiliate to terminate any Plan, if such termination would be reasonably likely to impose a material liability or obligation on Swank or any such ERISA Affiliate;

             (iii)  the institution by PBGC of proceedings under
          Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Swank or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan, if such termination would be reasonably likely to impose a material liability or obligation on Swank or any such ERISA Affiliate;

              (iv) the complete or partial withdrawal from a Multiemployer Plan by Swank or any ERISA Affiliate that results in a material liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Swank or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

               (v)  the institution of a proceeding by a
          fiduciary of any Multiemployer Plan against Swank or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days;and

              (vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or
          Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Swank or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

          (i) as soon as available and in any event no later than the fifth Business Day after the end of each monthly accounting period of Swank (commencing with the monthly accounting period ending December 31, 1992) a Borrowing Base Certificate as at the last day of such accounting period.

          (j) in May 1993 and in October 1993, and in each May and October in each year thereafter, and from time to time at such other times (including at any other time in 1993) as requested by the Banks through the Agent, but no more than four times during any fiscal year, a report of an independent collateral auditor (which may be, or be affiliated with, one of the Banks) with respect to the Receivables and Inventory components included in the Borrowing Base as at the end of a recent monthly accounting period which report shall indicate that, based upon a review by such auditors of the Receivables (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of Swank) and Inventory (including verification as to the value, location and respective types), the information set forth in the Borrowing Base Certificate delivered by Swank as at the end of such monthly accounting period is accurate and complete in all material respects.

          (k) as soon as available and in any event within 15 days after the end of each month in each fiscal year of Swank and its Subsidiaries, consolidated statements of income, changes in stockholders' equity and cash flow of Swank and its Subsidiaries for such month and for the period from the beginning of such fiscal year to the end of such month, and the related balance sheet as at the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding month and period in the preceding fiscal year (and, in the case of the fiscal year ending December 31, 1992, for the corresponding month and period in the 1992 Plan) accompanied, in each case, by a certificate of the chief financial officer, and John Tulin (in his capacity as an officer of Swank), of Swank, which certificate shall state that said consolidated financial statements fairly present the consolidated financial position and results of operations of Swank and its Subsidiaries in accordance with generally accepted accounting principles (except for the absence of footnotes and the absence of a physical inventory, unless such inventory has in fact been completed as at the end of such period), consistently applied, as at the end of, and for, such month and period (subject to normal quarterly statement and year-end audit adjustments).

          (l) promptly following the delivery thereof to Swank, or to the Board of Directors or management of Swank, a copy of any management letter or report by independent public accountants with respect to the financial condition, operations, business or prospects of Swank.

          (m) On June 30, 1993, and on each June 30 in each year thereafter, a report of a licensed engineer (familiar with the identification of toxic and hazardous substances) that, based upon a physical on-site inspection within the preceding 45 days of the properties and facilities of Swank located in Norwalk, Connecticut and Attleboro, Massachusetts covered by the Mortgages, Swank is in compliance (except as otherwise noted therein) with applicable environmental regulations with respect to its manufacturing operations at such facilities (which report delivered at June 30, 1993, shall specifically confirm that any action recommended to be taken by Swank in previous environmental reports hereof has been completed).

          (n) promptly after Swank knows or has reason to know of the occurrence of any Default or any event affecting
     Swank or any of its Subsidiaries that is reasonably likely to result in a Material Adverse Effect.

          (o) from time to time such other information regarding the financial condition, operations, prospects or business of Swank or any of its Subsidiaries as the Agent or any Bank through the Agent may reasonably request.

          Swank will furnish to each Bank, at the time it furnishes each set of financial statements pursuant to paragraph
(a) above (for the first three fiscal quarters in any fiscal year) or (b) above (for the fiscal year), a Compliance Certificate as of the end of the respective fiscal quarter or fiscal year (which Compliance Certificate, in the case of the financial statements delivered pursuant to paragraph (a) above shall also be certified by John Tulin, in his capacity as an officer of Swank).

          9.02 Taxes and Claims. Swank will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any Property belonging to it, prior to the date on which penalties attach thereto if the failure to pay or discharge the same would have a Material Adverse Effect, and all lawful claims which, if unpaid, might become a Lien upon the Property of Swank or any such Subsidiary, provided that neither Swank nor any such Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim the payment of which is being contested in good faith and by proper proceedings if it maintains adequate reserves with respect thereto.

          9.03 Insurance. Swank will maintain, and will cause each of its Subsidiaries to maintain, insurance with responsible companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which Swank and its Subsidiaries operate, provided that in any event Swank will maintain:

          (1) Casualty Insurance -- insurance against loss or damage covering all of the tangible real and personal property and improvements of Swank and its Subsidiaries by reason of any Peril (as defined below) in amounts (subject to such deductibles as shall be reasonably satisfactory to the Majority Banks) (i) in the case of fixed assets, as shall be reasonable and customary but in no event in an amount less than $24,000,000 and (ii) in the case of inventory, not less than the greater of the fair market value thereof or the amounts necessary to avoid the insured named therein from becoming a co-insurer of any loss under such policy.

          (2) Automobile Liability Insurance for Bodily Injury and Property Damage -- carry or cause to be carried insurance in respect of all vehicles (whether owned, hired or rented by Swank or any of its Subsidiaries) in such amounts as are then customary for vehicles used in connection with similar property and businesses, but in any event to the extent required by applicable law.

          (3) Comprehensive General Liability Insurance -- insurance against claims for bodily injury, death or property damage occurring on, in or about the facilities owned, leased or used by Swank and its Subsidiaries (including the Plants and adjoining streets, sidewalks and waterways), in such amounts as are then customary for property similar in use and located in the same state or country.

          (4)  Workers' Compensation Insurance -- insurance
     (including Employers' Liability Insurance) to the extent required by applicable law.

          (5) Product Liability Insurance -- insurance against claims for bodily injury, death or property damage resulting from the use of products sold by Swank or any of its Subsidiaries in such amounts as are then customarily maintained by responsible persons engaged in businesses similar to that of Swank and its Subsidiaries.

          (6) Business Interruption Insurance -- insurance against loss of operating income (up to an aggregate amount equal to $25,000,000 and subject to a deductible, or self-insured amount, not in excess of $100,000) by reason of any Peril affecting the operations of Swank or any of its Subsidiaries.

          (7) Key-Man Insurance -- at all times on and after the Closing Date, insurance on the life of John Tulin in an amount not less than $1,000,000.

Such insurance shall be written by financially responsible companies selected by Swank and having an A. M. Best rating of "A" or better and being in a financial size category of VI or larger, or by other companies acceptable to the Majority Banks, and (in the case of casualty insurance, business interruption and key-man life insurance only) shall name the Agent as loss payee, as its interests may appear. Each policy referred to in this
Section 9.03 shall provide that it will not be cancelled or reduced except after not less than 60 days' written notice to the Agent and shall also provide that the interests of the Agent and the Banks shall not be invalidated by any act or negligence of Swank or any Person having an interest in any facility owned, leased or used by Swank and its Subsidiaries nor by occupancy or use of any facility owned, leased or used by Swank and its Subsidiaries for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to any facility owned, leased or used by Swank and its Subsidiaries. Swank will advise the Agent promptly of any policy cancellation, reduction or amendment.

          On the date of the initial extension of credit hereunder Swank will deliver to the Agent certificates of insurance satisfactory to the Agent evidencing the existence of all insurance required to be maintained by Swank hereunder and showing that such insurance will be in effect through December 31, 1993, subject only to the payment of premiums as they become due and the right of the respective insurer to cancel or reduce the respective policy upon not less than 30 days' written notice to the Agent as provided in the preceding paragraph. Thereafter, on each December 1 in each year (commencing with December 1, 1993) Swank will deliver to the Agent certificates of insurance evidencing that all insurance required to be maintained by Swank hereunder will be in effect through the December 31 of the calendar year following the calendar year of the current
December 1, subject only to the payment of premiums as they become due and the right of the respective insurer to cancel or reduce the respective policy as aforesaid. Swank will not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 9.03 unless the Agent is the named insured thereunder, with loss payable as provided herein. Swank will immediately notify the Agent whenever any such separate insurance is obtained and shall deliver to the Agent the certificates evidencing the same.

          For purposes hereof, the term "Peril" shall mean, collectively, fire, lightning, flood, windstorm, hail, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the "all-risk" endorsement then in use in the locality in which the facilities owned, leased or used by Swank and its Subsidiaries are located.

          9.04 Maintenance of Existence; Conduct of Business. Swank will preserve and maintain, and will cause each of its Subsidiaries to preserve and maintain, its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and will conduct its business in a regular manner, provided that nothing herein shall (i) prohibit the merger of any Subsidiary of Swank into Swank (so long as Swank is the surviving corporation) or into any other Subsidiary of Swank or (ii) prohibit the liquidation of any Subsidiary of Swank if such liquidation is determined to be appropriate in the judgment of the Board of Directors of Swank. Notwithstanding the foregoing, Swank will not, and will not permit any of its Subsidiaries to, own or operate more than forty-six factory outlet stores during the fiscal year ending December 31, 1993 and more than fifty factory outlet stores during the fiscal years ending December 31, 1994 and December 31, 1995, provided that Swank may relocate up to four such factory outlet stores during any fiscal year (by closing an existing factory outlet store and opening a replacement factory outlet store at a new location).

          9.05 Maintenance of and Access to Properties. Swank will keep, and will cause each of its Subsidiaries to keep, all of its properties necessary, in the judgment of the Board of Directors of Swank, in its business in good working order and condition, ordinary wear and tear excepted, and will permit representatives of the Banks to inspect such properties and to examine and make extracts from the books and records of Swank and any such Subsidiary during normal business hours.

          9.06 Compliance with Applicable Laws. Swank will comply, and will cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental body or regulatory authority, a breach of which would be reasonably likely to have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

          9.07 Litigation. Swank will promptly give to the Agent (which shall promptly notify each Bank) notice in writing, referring to this Section 9.07, of all litigation and of all proceedings of which Swank is aware before any courts, arbitrators or governmental or regulatory agencies affecting Swank or any of its Subsidiaries, which litigation or proceedings, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

          9.08 Indebtedness. Swank will not, and will not permit any of its Subsidiaries to, create, incur or suffer to exist any Indebtedness except: (i) Indebtedness to the Banks under this Agreement and the other Basic Documents; (ii) Indebtedness outstanding on the date hereof and listed in
Schedule I hereto (excluding, however, following the making of the initial extension of credit hereunder, Indebtedness outstanding under the Existing Credit Agreements); (iii) Indebtedness (including Capital Lease Obligations) up to but not exceeding the Permitted Amount at any one time outstanding incurred in respect of the purchase of fixed or capital assets of Swank and its Subsidiaries (and, for purposes hereof, the "Permitted Amount" shall mean, during the period commencing on the date hereof to and including December 31, 1993, $450,000, and during any fiscal year thereafter, the sum of $450,000 plus, for each December 31 occurring subsequent to December 31, 1993 but prior to the beginning of such fiscal year, an additional $75,000, (e.g. during the fiscal year ending December 31, 1994, the Permitted Amount shall be $525,000; during the fiscal year ending December 31, 1995, the Permitted Amount shall be $600,000, and so forth); and (iv) Indebtedness in respect of loans representing (and not in excess of) the cash surrender value of Swank's corporate owned life insurance policies.

          9.09 Leverage Ratio. Swank will not permit the Leverage Ratio as at the last day of the following respective fiscal quarters to exceed the following respective amounts set forth below:

          Fiscal Quarters
               Ending                   Ratio

             12/31/92                   1.60 to 1
              3/31/93                   1.80 to 1
              6/30/93                   1.70 to 1
              9/30/93                   2.00 to 1
             12/31/93                   1.15 to 1
              3/31/94                   1.40 to 1
              6/30/94                   1.35 to 1
              9/30/94                   1.65 to 1
             12/31/94                   1.00 to 1
              3/31/95                   1.10 to 1
              6/30/95                   1.10 to 1
              9/30/95                   1.40 to 1

          9.10 Tangible Net Worth. Swank will not permit its Tangible Net Worth as at the last day of the fiscal year ending December 31, 1992 to be less than $20,000,000, and, at any time during any fiscal quarter thereafter, Swank will not permit its Tangible Net Worth to be less than the percentage of actual Tangible Net Worth as at the last day of the immediately preceding fiscal year as set forth opposite such date in the Schedule below:

                 Period                 Percentage

           1/1/93 through 9/30/93           85%
          10/1/93 through 12/31/93         100%
           1/1/94 through 3/31/94           90%
           4/1/94 through 7/31/94           85%
           8/1/94 through 9/30/94           90%
          10/1/94 through 12/31/94         100%
           1/1/95 through 7/31/95           90%
           8/1/95 through 9/30/95           95%
          10/1/95 through 12/31/95         100%

, provided that in no event shall Tangible Net Worth as at any date be less than $17,000,000. Any breach by Swank under this
Section 9.10 as at any December 31 shall not be deemed cured by reason of Swank being in compliance with its obligations under this Section 9.10 as at a later date when the required Tangible Net Worth is determined based upon actual Tangible Net Worth as at said December 31 (even though Swank shall be in compliance with its obligations under this Section 9.10 as at said later date shall be at least equal to the relevant percentage set forth above of the required Tangible Net Worth as at said December 31.

          9.11 Current Ratio. Swank will not permit the ratio of consolidated current assets of Swank and its Subsidiaries (determined in accordance with generally accepted accounting principles) to consolidated current liabilities of Swank and its Subsidiaries (so determined), in each case as at the last day of any fiscal quarter set forth below to be less than the following respective amounts set forth below:

          Fiscal Quarters
               Ending                   Ratio

             12/31/92                   1.90 to 1
              3/31/93                   1.70 to 1
              6/30/93                   1.70 to 1
              9/30/93                   1.50 to 1
             12/31/93                   2.20 to 1
              3/31/94                   1.80 to 1
              6/30/94                   1.75 to 1
              9/30/94                   1.55 to 1
             12/31/94                   2.10 to 1
              3/31/95                   1.90 to 1
              6/30/95                   1.90 to 1
              9/30/95                   1.75 to 1

             9.12 EBIT/Interest Expense. Swank will not at any time permit EBIT (calculated retrospectively for the period of four fiscal quarters ending on any date set forth in the schedule below), to be less than the percentage of Interest Expense (calculated retrospectively for such period) set forth opposite such date in the Schedule below:

               Date                     Percentage

               12/31/92                    160%
                3/31/92                    150%
                6/30/93                    170%
                9/30/93                    200%
               12/31/93                    225%
                3/31/94                    230%
                6/30/94                    230%
                9/30/94                    250%
               12/31/94                    250%
                3/31/95                    250%
                6/30/95                    250%
                9/30/95                    250%

          9.13 Adjusted Net Income/Debt Service. Swank will not at any time permit the ratio of (i) Adjusted Net Income for any fiscal year to (ii) the sum of Debt Service plus Interest Expense for such fiscal year to be less than the percentage set forth opposite such fiscal year in the Schedule below (for purposes of this Section 9.13, "Adjusted Net Income" shall mean, for any fiscal year, Net Income for such fiscal year determined after taxes but before interest, depreciation and amortization, and extraordinary or unusual items on a consolidated basis for Swank and its Subsidiaries in accordance with generally accepted accounting principles):

               Fiscal Year Ending       Percentage

                    12/31/92                70%
                    12/31/93               120%
                    12/31/94               130%

          9.14 Acquisitions; Mergers; Disposition of Assets. Except as permitted by Section 9.04 hereof, Swank will not, and will not permit any of its Subsidiaries to, be a party to any merger or consolidation. Swank will not, and will not permit any of its Subsidiaries to, acquire any business or assets from, or capital stock of, or be party to any acquisition of, any Person except Capital Expenditures and Investments permitted by Section
9.18 or 9.19 hereof. Swank will not, and will not permit any of its Subsidiaries to, sell, lease, assign, transfer, license, sublicense or otherwise dispose of any of its assets (including, without limitation, any rights in respect of any patents, trademarks, service marks, licenses, copyrights or similar property rights relating to any product line or lines) except:
(i) dispositions in the ordinary course of business; and (ii) dispositions of tools, equipment and other assets that are obsolete, worn out, unused or unuseful in the business of Swank or any of its Subsidiaries, provided that any such tools and equipment disposed of in any single fiscal year shall not have a fair market value in excess of $250,000.

          9.15 Contingent Liabilities. Swank will not, and will not permit any of its Subsidiaries to, directly or indirectly (including, without limitation, by means of causing a bank to open a letter of credit), guarantee, endorse, contingently agree to purchase or to furnish funds for the payment or maintenance of, or otherwise be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or guarantee the payment of dividends or other distributions upon the stock of any corporation, or agree to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or to assure a creditor against loss, except: (i) endorsements of instruments and documents for deposit or collection in the ordinary course of business; (ii) guarantees outstanding on the date hereof and identified on
Schedule I hereto; (iii) the obligations of Swank and its Subsidiaries under the Basic Documents; and (iv) additional guarantees issued by Swank in the ordinary course of business so long as the aggregate liability of Swank and its Subsidiaries in respect to all such guarantees shall not exceed $300,000 at any one time outstanding.

          9.16 Liens. Swank will not, and will not permit any of its Subsidiaries to, create or suffer to exist any Lien upon any of its Property, now owned or hereafter acquired, securing any Indebtedness or other obligation except: (i) the Liens created pursuant to the Security Documents; (ii) Liens incidental to the conduct of its business or the ownership of its Property which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of its Property or materially impair the use thereof in the operation of its business; (iii) existing Liens listed on Schedule I hereto; (iv) Liens created under the Existing Credit Agreements and related instruments and documents (which Liens will be terminated upon the making of the initial Loans hereunder as provided in Section 7.01(g) hereof); and (v) Liens securing Indebtedness permitted pursuant to Section 9.08(iii) hereof so long as the Lien covering any item of Property secures only the Indebtedness incurred in respect of the purchase of such Property and so long as such Indebtedness is secured by no other Lien on Property of Swank or any of its Subsidiaries.

          9.17 Dividend Payments, Etc. Swank will not, and will not permit any of its Subsidiaries to, at any time make or declare any Dividend Payment or make any contributions to its employee stock ownership plan (the "ESOP") except: (i) Dividend Payments made in any fiscal year in an amount not exceeding 50% of Excess Cash Flow for the immediately preceding fiscal year provided that, the aggregate amount of such Dividend Payments that are not used by the ESOP to pay the principal of and interest on loans borrowed by the ESOP from Swank shall not exceed $400,000 in such fiscal year; (ii) Swank may make contributions to the ESOP (x) to permit the ESOP to make payments of principal or interest in respect of loans borrowed by the ESOP from Swank, (y) to permit the ESOP to purchase shares of stock of Swank distributed or distributable to participants in the ESOP in accordance with the applicable requirements of ERISA and (z) for other purposes, so long as the aggregate amount of the contributions made during any fiscal year shall not exceed 5% of the gross employee compensation for such fiscal year; and
(iii) Swank may repurchase the Warrants as provided in the respective Warrant Agreement pursuant to which the Warrants were issued.

          9.18 Capital Expenditures. Swank will not permit the aggregate amount of Capital Expenditures made by Swank and its Subsidiaries during any fiscal year to exceed $1,500,000, provided that if during any fiscal year (the "current year"), commencing with the fiscal year ending December 31, 1993, the aggregate amount of Capital Expenditures actually made during the current year shall be less than the permitted amount of Capital Expenditures for the current year, then there shall be added to the amount of Capital Expenditures permitted to be made hereunder during the succeeding fiscal year an amount equal to the excess of such permitted amount over the actual Capital Expenditures made during the current year, provided further that in no event shall the amount of Capital Expenditures permitted to be made in any fiscal year exceed $1,800,000.

          9.19 Investments. Swank will not, and will not permit any of its Subsidiaries to, make any Investments except: (i) equity Investments by Swank in the FSC and by the FSC to Swank, in the ordinary course of business provided that the net amount of such advances by Swank to the FSC shall not exceed $250,000 in the aggregate; and the repayment of such intercompany advances;
(ii) Permitted Investments; (iii) Investments constituting advances made to officers and employees of Swank and its Subsidiaries in respect of salaries, bonuses and other amounts anticipated to be paid to such officers and employees, so long as the aggregate amount of such advances made to all officers and employees shall not exceed $250,000 at any one time; (iv) Investments in notes receivable and the like due from obligors in respect of accounts receivable arising in the ordinary course of business which are past due or in the process of collection;
(v) deposits and other normal business banking accounts with domestic commercial banks having capital, surplus and undivided profits of at least $500,000,000; and (vi) additional Investments not permitted by clause (i) through (iv) above in an aggregate amount not exceeding $200,000 at any one time outstanding. In addition to the foregoing, Swank will not permit the aggregate amount of the cash and cash equivalents held by the FSC to exceed $350,000 at any one time.

          9.20 Transactions with Affiliates. Except as expressly permitted by this Agreement, Swank will not, and will not permit any of its Subsidiaries to, directly or indirectly:
(i) make any Investment in an Affiliate; (ii) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate;
(iii) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (iv) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that (a) any Affiliate who is an individual may serve as a director, officer or employee of Swank or any of its Subsidiaries and receive compensation for his or her services in such capacity in an amount not exceeding such amount as is customarily paid by companies similar in size and activities for similar services and
(b) Swank and its Subsidiaries may enter into any transaction with an Affiliate providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to Swank or the respective Subsidiary as the monetary or business consideration which would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

          9.21  Actuals As Against 1993-1995 Plan.

          (a) Swank shall not permit EBT for any calendar month beginning February 1, 1993, or for any cumulative period beginning January 1, 1993 through and including the end of such calendar month, to vary from the projected pre-tax profit and loss set forth in the 1993-1995 Plan by more than the following: (i) for each such month ending on or after January 31, 1993, to vary adversely from the projected pre-tax profit and loss set forth in the 1993-1995 Plan for such month by more than the greater of 25% or $150,000 and
     (ii) for each such cumulative period, other than one ending on January 31, to vary adversely (by more than 20%) from the projected pre-tax profit and loss set forth in the 1993-1995 Plan for such cumulative period.

           (b) Swank shall not permit the aggregate amount of sales of Swank and its Subsidiaries for any calendar month beginning February 1, 1993, or for any cumulative period beginning January 1, 1993 through and including the end of such calendar month, to vary from the projected sales set forth in the 1993-1995 Plan by more than the following:
     (i) for each such month ending on or after January 31, 1993, to vary adversely from the projected sales set forth in the 1993-1995 Plan for such month by more than the 25% and
     (ii) for each such cumulative period, other than one ending on January 31, to vary adversely (by more than 20%) from the projected sales set forth in the 1993-1995 Plan for such cumulative period.

The assumptions, qualifications and possible future accounting changes set forth in the 1993-1995 Plan are included for information purposes only and shall not be taken into account in determining whether or not pre-tax profit and loss or sales, as the case may be, shall be equal to the respective figures for the applicable periods set forth in the 1993-1995 Plan even if (by way of illustration) a particular result projected to occur for a particular period in the 1993-1995 Plan shall fail to be achieved because a particular assumption shall prove to be untrue or a particular projected accounting change shall occur. In determining pre-tax profit and loss for any period, the full amount of contributions made during such period shall be treated as an expense without deduction (as provided in the definition of "Net Income" in Section 1.01 hereof) for proceeds of such contributions paid by the ESOP to Swank.

          Section 10.  Defaults.

          10.01 Events of Default. If one or more of the following events (herein called "Events of Default") shall occur and be continuing:

          (a) Swank shall default in the payment or prepayment of any principal of or interest on any Loan, any Reimbursement Obligation or any other amount payable by it hereunder when due; or

          (b) Swank or any of its Subsidiaries (Swank and its Subsidiaries being referred to in this Section 10.01 collectively as the "Corporations") shall default in the payment when due of any principal of or interest on any of its other Indebtedness in an aggregate principal amount of $100,000 or more (other than Indebtedness hereunder); or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity; or

          (c) Any representation or warranty made or deemed made in any Basic Document, or in any certificate furnished to any Bank or the Agent pursuant to the provisions of any Basic Document (including, without limitation, any Compliance Certificate delivered hereunder), shall prove to have been false or misleading in any material respect as of the time made or furnished; or

          (d) Swank shall default in the performance of any of its obligations under clause (n) of Section 9.01, or any of its obligations in Sections 9.03, 9.04 or Section 9.08 through 9.21 hereof or in the Security Agreement or any provision of the Mortgages referred to in clauses (i) or
     (ii) of the definition of such term in Section 1.01 hereof; or Swank or the FSC shall default in the performance of any of its other obligations under this Agreement or any other Basic Document and such default shall continue unremedied for a period of 30 days after notice thereof to Swank by the Agent or any Bank (through the Agent); or

          (e) Any Corporation shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (f) Any Corporation shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

          (g) A proceeding or case shall be commenced, without the application or consent of a Corporation in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for such Corporation or of all or any substantial part of its assets, or (iii) similar relief in respect of such Corporation under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against such Corporation shall be entered in an involuntary case under the Bankruptcy Code; or

          (h) A final judgment or judgments for the payment of money shall be rendered by a court or courts against any Corporation in excess of $100,000 in the aggregate and the same shall not be paid or discharged (or provision shall not be made for such payment or discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and such Corporation shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          (i) An event or condition specified in Section 9.01(h) hereof shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, Swank or any ERISA Affiliate shall incur or in the opinion of the Majority Banks shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which would constitute, in the determination of the Majority Banks, a Material Adverse Effect; or

          (j) A reasonable basis shall exist for the assertion against Swank or any of its Subsidiaries of (or there shall have been asserted against Swank or any of its Subsidiaries) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or disposal of Hazardous Materials by Swank or any of its Subsidiaries or Affiliates, or any predecessor in interest of Swank or any of its Subsidiaries or Affiliates, or relating to any site or facility owned, operated or leased by Swank or any of its Subsidiaries or Affiliates, or any such predecessor, which claims or liabilities (insofar as they are payable by Swank or any of its Subsidiaries but after deducting any portion thereof which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor), in the judgment of the Majority Banks are reasonably likely to be determined adversely to Swank or any of its Subsidiaries, and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect; or

          (k) Except for any expiration or termination in accordance with its terms or with the consent of the parties thereto, any of the Security Documents shall be terminated, or shall cease to be in full force and effect, for whatever reason; or

          (l) Marshall Tulin, John Tulin and James Tulin (or their respective estates and legatees), or trusts for the benefit of any of their immediate family or descendants (which trusts are under the control of Marshall, John or James Tulin), shall cease to own, on a fully diluted basis, at least 1% of the issued and outstanding shares of capital stock of Swank; or John Tulin shall cease to be actively involved in the management of Swank and not replaced with a Person of equivalent knowledge and experience satisfactory to the Majority Banks within 60 days;

THEREUPON: the Agent may (and, if directed by the Majority Banks, shall) do any one or more of the following: (a) declare the Commitments to be terminated (whereupon the Commitments shall be terminated), (b) terminate any Letter of Credit by sending a notice of termination to the extent provided therein and/or (c) declare the principal amount then outstanding of and the accrued interest on the Loans and commitment fees and all other amounts payable by Swank hereunder in respect of the Loans and under the Notes to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Swank; provided that in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 10.01 with respect to Swank, the Commitments shall be automatically terminated and the principal amount then outstanding of and the accrued interest on the Loans and commitment fees and all other amounts payable by Swank hereunder in respect of the Loans and under the Notes shall be and become automatically and immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Swank. The Agent agrees to provide within a reasonable time notice to Swank of any actions taken by the Agent pursuant to this Section 10 provided that, any failure by the Agent to provide such notice shall not impair the rights or remedies of the Agent hereunder.

          10.02 Collateral Account. Swank hereby agrees, in addition to the provisions of Section 10.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Agent or the Majority Banks, pay (and, in the case of any Event of Default referred to in clause (f) or
(g) of Section 10.01 hereof with respect to Swank, forthwith, without any demand or the taking of any other action by the Banks, pay) to the Agent an amount in immediately available funds equal to the then aggregate face amount of all Letters of Credit, which funds shall be held by the Agent in the Collateral Account and be subject to withdrawal only as therein provided.

          Section 11.  The Agent.

          11.01 Appointment, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent (subject to Section 11.08 hereof) to act as its agent hereunder and under the other Basic Documents with such powers as are specifically delegated to the Agent by the terms hereof and the other Basic Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section
11.06 hereof shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Basic Documents, and shall not by reason of this Agreement or any other Basic Document be a trustee for any Bank; (b) shall not be responsible to the Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Basic Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Basic Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Basic Document or any other document referred to or provided for herein or therein or for any failure by Swank or any other Person (other than the Agent) to perform any of its obligations hereunder or thereunder;
(c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Basic Document except to the extent requested by the Majority Banks; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Basic Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

          11.02 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Basic Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

          11.03 Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or Reimbursement Obligations) unless the Agent has received notice from a Bank or Swank specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank
prompt notice of each such non-payment).   The Agent shall
(subject to Section 11.07 hereof) take such action with respect to such Default under this Agreement and under the other Basic Documents as shall be directed by the Majority Banks, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Banks.

          11.04 Rights as a Bank. With respect to its Commitments and the Loans made, and Letter of Credit Liabilities held, by it, Chase in its capacity as a Bank hereunder shall have the same rights, powers and obligations hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Swank (and any of its Subsidiaries and Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from Swank (in addition to the agency fees and arrangement fees heretofore agreed to between Swank and the Agent for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

          11.05 Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 12.03 or 12.04 hereof but without limiting the obligations of Swank under said Sections 12.03 and 12.04), ratably in accordance with the aggregate principal amount of the Loans made and Letter of Credit Liabilities held by the Banks (or, if no Loans or Letter of Credit Liabilities are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any Letter of Credit or any other Basic Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Swank is obligated to pay under Sections 12.03 and 12.04 hereof and including also any payments under any indemnity which the Agent is required to issue to any bank referred to in Section
4.02 of the Security Agreement to which remittances in respect of Accounts, as defined therein, are to be made but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

          11.06 Non-Reliance on Agent and other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Swank and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, any Letter of Credit or any of the other Basic Documents. The Agent shall not be required to keep itself informed as to the performance or observance by Swank of this Agreement or any of the other Basic Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of Swank or any of its Subsidiaries. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Basic Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Swank or any of its Subsidiaries or Affiliates which may come into the possession of the Agent or any of its affiliates.

          11.07 Failure to Act. Except for action expressly required of the Agent hereunder and the other Basic Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Banks of their indemnification obligations under Section 11.05 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

          11.08 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and Swank, and the Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Majority Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank which has an office in New York, New York with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder. After the retiring Agent's resignation or removal hereunder as Agent, the provisions of this
Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

          11.09 Consents under Basic Documents. The Agent may, with the prior consent of the Majority Banks (but not otherwise), consent to any modification, supplement or waiver under any of the Basic Documents, provided that, without the prior consent of each Bank, the Agent shall not (except as provided herein or in the Security Documents) release any collateral or otherwise terminate any Lien under any Basic Document providing for collateral security, or agree to additional obligations being secured by such collateral security, except that no such consent shall be required, and the Agent is hereby authorized, to release any Lien covering Property which is the subject of a disposition of Property permitted hereunder or to which the Majority Banks have consented.

          11.10 Collateral Sub-Agents. Each Bank by its execution and delivery of this Agreement agrees, as contemplated by Section 4.03 of the Security Agreement, that, in the event it shall hold any Permitted Investments referred to therein, such Permitted Investments shall be held in the name and under the control of such Bank and such Bank shall hold such Permitted Investments as a collateral sub-agent for the Agent thereunder and shall be entitled to all of the protections afforded to the Agent under this Section 11; Swank by its execution and delivery of this Agreement hereby consents to the foregoing.

          11.11 Agency Fees. So long as the Commitments are in effect and until payment in full of all of the Loans, the termination of all Letters of Credit and the payment in full of all Letter of Credit Liabilities, all interest thereon and all other amounts payable by Swank hereunder, Swank will pay to the Agent an agency fee of $100,000 per annum, payable on the Closing Date and thereafter annually in advance on December 31 of each year, commencing with December 31, 1993. Such fee, once paid, shall be non-refundable.

          Section 12.  Miscellaneous.

          12.01 Waivers. No failure on the part of the Agent or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

          12.02 Notices. All notices and other communications provided for herein and under the Security Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telecopy) or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereto; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier during normal business hours on any Business Day, or otherwise on the next succeeding Business Day, or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

          12.03 Expenses, Etc. Swank agrees to pay or reimburse each of the Banks and the Agent for paying: (a) the reasonable fees and expenses of local counsel to the Banks retained by the Agent in Connecticut and Massachusetts in connection with the Mortgages, of special New York counsel to Chase, Milbank, Tweed, Hadley & McCloy and, of counsel for Fleet National Bank, in connection with (i) the negotiation, preparation, execution and delivery of this Agreement and the other Basic Documents and the making of the Loans hereunder and (ii) any modification, supplement or waiver of any of the terms of this Agreement or any of the other Basic Documents; (b) all reasonable costs and expense of the Banks and the Agent (including, without limitation, reasonable counsels' fees) in connection with (i) any Default and any enforcement or collection proceedings resulting therefrom or in connection with the negotiation of any restructuring or "work-out" (whether or not consummated), or the obligations of the Obligors hereunder and (ii) the enforcement of this Section 12.03; (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Basic Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Basic Document or any other document referred to therein; and
(d) the expenses incurred in connection with the preparation of any environmental reports or reports of independent collateral auditors required hereunder.

          12.04 Indemnification. Swank shall (to the fullest extent permitted by applicable law) indemnify the Agent, the Banks and each affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by Swank of the proceeds of any extension of credit by any Bank to Swank hereunder (whether a Loan or Letter of Credit) or from any violation by Swank or any of its Subsidiaries of any law, rule, regulation or order relating to toxic, hazardous or solid wastes or from any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing, and Swank shall reimburse the Agent and each Bank, and each affiliate thereof and their respective directors, officers, employees and agents, upon demand for any expenses (including reasonable legal fees) incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified. If and to the extent that the obligations of Swank under the preceding sentence may be unenforceable for any reason, Swank shall make the maximum contribution to the payment and satisfaction of each of the losses, liabilities, claims, damages and expenses referred to above as may be permitted by applicable law.

          12.05 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor any consent to any departure by Swank therefrom, shall in any event be effective unless the same shall be agreed or consented to in writing (which may include telecopy or telefax copies) by the Majority Banks, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following:
(a) increase any Commitment of any of the Banks, extend the Revolving Credit Commitment Termination Date or the Term Loan Commitment Termination Date or subject the Banks to any additional obligations; (b) reduce the principal of, or interest on, the Loans or any fees hereunder; (c) postpone any date scheduled for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fee hereunder (including any waiver of an Event of Default arising out of any failure to make any such payment); (d) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of any of the Loans or Letter of Credit Liabilities, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Agreement; or (e) change any provision contained in Sections 6, 12.03 or 12.04 hereof or this Section 12.05. Anything in this Section 12.05 to the contrary, no amendment, waiver or consent shall be made with respect to Section 11 without the consent of the Agent.

          12.06  Successors and Assigns; Assignments and
Participations.

          (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (b) Swank may not assign its rights or obligations hereunder or under the Notes without the prior written consent of all of the Banks and the Agent.

          (c) Each Bank may assign any of its Loans, its Notes, its Commitments, and, if such Bank is a Revolving Credit Bank, its Letter of Credit Liabilities (but only with the consent of Swank and the Agent); provided that each such assignment by a Bank of its Loans, Notes, Commitments or Letter of Credit Liabilities shall be made in such manner so that the same portion of all of its Loans, Note, Commitment and Letter of Credit Liabilities is assigned to the respective assignee. Upon execution and delivery by the assignee to Swank and the Agent of an instrument in writing pursuant to which such assignee agrees to become a "Bank" hereunder (if not already a Bank) having the Commitment(s), Loans, and Letter of Credit Liabilities specified in such instrument, and upon consent thereto by Swank and the Agent, as required above, the assignee shall have, to the extent of such assignment, the obligations, rights and benefits of a Bank hereunder holding the Commitment(s), Loans and Letter of Credit Liabilities (or portions thereof) assigned to it (in addition to the Commitment(s), Loans and Letter of Credit Liabilities, if any, theretofore held by such assignee) and the assigning Bank shall, to the extent of such assignment, be released from the Commitment(s) (or portion(s) thereof) so assigned.

          (d) A Bank may sell or agree to sell to one or more other Persons a participation in all or any part of any Loans or Letter of Credit Liabilities held by it, or in its Commitments, in which event each purchaser of a participation (a
"Participant") shall not have any rights or benefits under this Agreement or any Note or any other Basic Document (the Participant's rights against such Bank in respect of such participation to be those set forth in the agreements executed by such Bank in favor of the Participant). All amounts payable by Swank to any Bank under
Section 6 hereof in respect of Loans, Letter of Credit Liabilities held by it, and its Commitments, shall be determined as if such Bank had not sold or agreed to sell any participations in such Loans, Letter of Credit Liabilities and Commitments, and as if such Bank were funding each of such Loan, Letter of Credit Liabilities and Commitments in the same way that it is funding the portion of such Loan, Letter of Credit Liabilities and Commitments in which no participations have been sold. In no event shall a Bank that sells a participation agree with the Participant to take or refrain from taking any action hereunder or under any other Basic Document except that such Bank may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Bank's related Commitment,
(ii) extend any date fixed for the payment of principal of or interest on the related Loan or Loans, Reimbursement Obligations or any portion of any fee hereunder payable to the Participant,
(iii) reduce the amount of any such payment of principal,
(iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee or (v) release any Lien under circumstances requiring consent of each of the Banks pursuant to Section 11.09 hereof.

          (e) In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.06, any Bank may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Bank from its obligations hereunder.

          (f) A Bank may furnish any information concerning Swank or any of its Subsidiaries in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants) subject to such Bank's first having obtained from such assignee or participant (or prospective assignee or participant), as the case may be, an agreement to keep confidential any information supplied to it which is identified as not being public except that such confidentiality agreement need not apply to any disclosure (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for such assignee or participant (or prospective assignee or participant), (iii) to bank examiners, auditors and accountants, (iv) to the Agent or any other Bank hereunder or (v) in connection with any litigation to which any one or more of the Banks or such assignee or participant (or prospective assignee or participant) is a party if advised by counsel to do so.

          12.07 Survival. The obligations of Swank under Sections 6, 12.03 and 12.04 hereof shall survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit (whether by means of a Loan or a Letter of Credit), herein or pursuant hereto shall survive the making of such representation and warranty, and no Bank shall be deemed to have waived, by reason of making any extension of credit hereunder (whether by means of a Loan or a Letter of Credit), any Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Bank or the Agent may have had notice or knowledge (other than as disclosed in the schedules and annexes attached hereto and to the other Basic Documents) or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

          12.08 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          12.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

          12.10 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered as of the day and year first above written.


                              SWANK, INC.


                              By /s/ Marshall Tulin
                                Title:  President

                              Address for Notices:

                              6 Hazel Street
                              Attleboro, Massachusetts  02703

                              Telex No.:  927600

                              Telecopy No.:  (617) 222-3400 x 388

                              Attention:  Andrew C. Corsini
                                          Senior Vice President

Revolving Credit Commitment   THE CHASE MANHATTAN BANK
                                (NATIONAL ASSOCIATION)
     $10,500,000.00

Term Loan Commitment          By /s/ Tracy A. Van Riper
                                Title:  Vice President
     $ 4,500,000.00
                              Address for Notices:

                              The Chase Manhattan Bank
                                (National Association)
                              2 Chase Manhattan Plaza
                              New York, NY  10081

                              Telecopy No.:  212-809-9596

                              Attention:  Thomas J. Lewis
                                          Vice President

                                   and

                              1411 Broadway, Fifth Floor
                              New York, NY  10018

                              Telecopy No.:  212-768-9514 or 9515

                              Attention:  John F. Jerow
                                          Vice President

Revolving Credit Commitment   FLEET NATIONAL BANK

     $10,500,000
                              By /s/ Robert T.P. Storer
Term Loan Commitment Amount     Title:  Vice President

     $ 4,500,000
                              By /s/ Richard Anderson
                                Title:  Senior Vice President


                              Address for Notices:

                              Fleet National Bank
                              111 Westminster Street
                              Providence, RI  02903-2305

                              Telecopy No.:  (401) 751-1274

                              Attention:  Robert T.P. Storer

                              THE CHASE MANHATTAN BANK
                                (NATIONAL ASSOCIATION),
                                 as Agent


                              By /s/ Tracy A. Van Riper
                                Title:  Vice President

                              Address for Notices to
                                Chase as Agent:

                              The Chase Manhattan Bank
                               (National Association)
                              New York Agency
                              4 MetroTech Center-13th Floor
                              Brooklyn, New York  11245

                              Telecopy No.:  718-242-6910

                              Telephone No.:  718-242-7979

                              Attention:  New York Agency